                        Filed Pursuant to Rule 424(b)(1)
                           Registration No. 333-18769



                                1,200,000 UNITS


                                     [LOGO]

               EACH UNIT CONSISTING OF ONE SHARE OF COMMON STOCK
                     AND ONE COMMON STOCK PURCHASE WARRANT
                           --------------------------


        Apollo BioPharmaceutics, Inc. (the "Company") is hereby offering 1,200,000 units ("Units"), each Unit consisting of one share of the Company's common stock, $0.02 par value per share (the "Common Stock"), and one redeemable warrant (each, a "Warrant" and collectively, the "Warrants") to purchase one share of Common Stock of the Company. Each Warrant entitles the registered holder thereof to purchase, at any time until the fifth anniversary of the date of this Prospectus (the "Expiration Date"), one share of Common Stock at an exercise price of $6.66 per share, subject to adjustment under certain circumstances. The components of the Units are separately transferable immediately upon issuance. The Warrants are redeemable by the Company, in whole or in part, at a redemption price of $0.25 per Warrant, upon at least 30 days' prior written notice, commencing one year from the date of this Prospectus, if the average of the closing bid prices of the Common Stock shall equal or exceed $10.25 per share for 20 consecutive business days ending within 10 business days of the date on which notice of redemption is given. See "Description of Securities -- The Warrants Offered." Prior to this offering, there has been no public market for any securities of the Company. The Common Stock and the Warrants have been approved for quotation on the Nasdaq SmallCap-SM- Market under the symbols "ABPI" and "ABPIW," respectively.

                           --------------------------


  THE UNITS OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.


                       SEE "RISK FACTORS" ON PAGES 6-17.
                           --------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.


                                                                                  UNDERWRITING
                                                                                 DISCOUNTS AND        PROCEEDS TO
                                                            PRICE TO PUBLIC      COMMISSIONS(1)        COMPANY(2)
Per Unit.................................................        $5.375              $0.538              $4.837
Total(3).................................................      $6,450,000           $645,000           $5,805,000



(1) Does not reflect additional compensation to be received by the Underwriters in the form of (i) a non-accountable expense allowance equal to 3% of the gross proceeds of this offering, payable to the managing underwriter of the several underwriters (the "Managing Underwriter"), (ii) five-year warrants (the "Managing Underwriter's Warrants") entitling the Managing Underwriter to purchase up to 120,000 shares of Common Stock at an exercise price of $6.66 per share, (iii) a commission, based upon the exercise price of Warrants exercised after one year from the date of this Prospectus, equal to 5% of the exercise price of the Warrants, (iv) up to $8,000 in reimbursement for certain due diligence expenses, and (v) a three-year consulting agreement with the Company providing for a total fee of $70,000. In addition, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."


(2) Before deducting expenses payable by the Company estimated at $590,000, including the Managing Underwriter's non-accountable expense allowance.


(3) The Company has granted the Underwriters a 45-day option to purchase up to an additional 180,000 Units solely to cover over-allotments, if any. If this option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, and Proceeds to Company will be $7,417,500, $741,750, and $6,675,750, respectively. See "Underwriting."

                           --------------------------


        The Units are offered by the several Underwriters named herein on a firm commitment basis subject to prior sale, when, as and if accepted by them and subject to certain conditions. The Underwriters reserve the right to withdraw, cancel or modify this offer and to reject orders in whole or in part. It is expected that delivery of the Units will be made at the offices of First United Equities Corporation, 200 Garden City Plaza, Suite 518, Garden City, New York 11530 on or about April 2, 1997.

                       FIRST UNITED EQUITIES CORPORATION



FREDERICK & COMPANY, INC.                                NUTMEG SECURITIES, LTD.



SHEPHERD FINANCIAL GROUP, INC.                                SMITH, MOORE & CO.



                 The date of this Prospectus is March 27, 1997

                         FOR CALIFORNIA RESIDENTS ONLY



WITH RESPECT TO SALES OF THE SECURITIES BEING OFFERED HEREBY TO CALIFORNIA RESIDENTS, SUCH SECURITIES MAY BE SOLD ONLY TO (1) "ACCREDITED INVESTORS" WITHIN THE MEANING OF RULE 501 OF REGULATION D UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (2) BANKS, SAVINGS AND LOAN ASSOCIATIONS, TRUST COMPANIES, INSURANCE COMPANIES, INVESTMENT COMPANIES REGISTERED UNDER THE INVESTMENT COMPANY ACT OF 1940, PENSION AND PROFIT SHARING TRUSTS, ANY CORPORATIONS OR OTHER ENTITIES, WHICH, TOGETHER WITH SUCH CORPORATION'S OR OTHER ENTITY'S AFFILIATES, HAVE A NET WORTH ON A CONSOLIDATED BASIS ACCORDING TO THEIR MOST RECENT REGULARLY PREPARED FINANCIAL STATEMENTS (WHICH SHALL HAVE BEEN REVIEWED BUT NOT NECESSARILY AUDITED, BY OUTSIDE ACCOUNTANTS) OF NOT LESS THAN $14,000,000 AND SUBSIDIARIES OF THE FOREGOING, (3) ANY CORPORATION, PARTNERSHIP OR ORGANIZATION (OTHER THAN A CORPORATION, PARTNERSHIP OR ORGANIZATION FORMED FOR THE SOLE PURPOSE OF PURCHASING THE SECURITIES BEING OFFERED HEREBY) WHO PURCHASES AT LEAST $1,000,000 AGGREGATE AMOUNT OF THE SECURITIES OFFERED HEREBY, OR (4) ANY NATURAL PERSON WHO (A) HAS INCOME OF $65,000 AND A NET WORTH OF $250,000 OR (B) HAS A NET WORTH OF $500,000 (IN EACH CASE, EXCLUDING HOME, HOME FURNISHINGS AND PERSONAL AUTOMOBILES). EACH CALIFORNIA RESIDENT PURCHASING THE SECURITIES OFFERED HEREBY WILL NOT SELL OR OTHERWISE TRANSFER SUCH SECURITY TO A CALIFORNIA RESIDENT UNLESS THE TRANSFEREE COMES WITHIN ONE OF THE AFOREMENTIONED CATEGORIES AND WILL ADVISE THE TRANSFEREE OF THIS CONDITION WHICH TRANSFEREE, BY BECOMING SUCH, WILL BE DEEMED TO BE BOUND BY THE SAME RESTRICTIONS ON RESALE.



                       FOR UNITED KINGDOM RESIDENTS ONLY



THE SECURITIES REFERRED TO IN THIS DOCUMENT MAY NOT BE OFFERED OR SOLD TO PERSONS IN THE UNITED KINGDOM OTHER THAN TO PERSONS WHOSE ORDINARY ACTIVITIES INVOLVE THEM IN ACQUIRING, HOLDING, MANAGING OR DISPOSING OF INVESTMENTS (AS PRINCIPAL OR AGENT) FOR THE PURPOSES OF THEIR BUSINESSES OR OTHERWISE IN CIRCUMSTANCES WHICH HAVE NOT RESULTED AND WILL NOT RESULT IN AN OFFER TO THE PUBLIC IN THE UNITED KINGDOM WITHIN THE MEANING OF THE PUBLIC OFFERS OF SECURITIES REGULATIONS 1995. THIS DOCUMENT MAY ONLY BE ISSUED OR PASSED ON IN THE UNITED KINGDOM BY A PERSON WHO IS NOT AUTHORIZED FOR THE PURPOSES OF THE FINANCIAL SERVICES ACT 1986 (AND PROVIDED THEN ONLY IF THAT UNAUTHORIZED PERSON IS NOT UNLAWFULLY CARRYING ON INVESTMENT BUSINESS IN THE UNITED KINGDOM) TO A PERSON WHO IS OF A KIND DESCRIBED IN ARTICLE 11(3) OF THE FINANCIAL SERVICES ACT 1986 (INVESTMENT ADVERTISEMENTS) (EXEMPTIONS) ORDER 1996 OR IS A PERSON TO WHOM

SUCH DOCUMENT MAY OTHERWISE BE LAWFULLY ISSUED OR PASSED ON.


        IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

        NEUROCALC-TM- is a trademark of the Company.
NEURESTROL-Registered Trademark- is a registered trademark of Endocon, Inc.

                               PROSPECTUS SUMMARY

        THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. THE UNITS OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE HEADING "RISK FACTORS." EXCEPT AS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS (I) HAS BEEN ADJUSTED TO REFLECT A RECENTLY-COMPLETED 3 1/3-FOR-1 REVERSE STOCK SPLIT OF THE OUTSTANDING COMMON STOCK AND (II) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION. SEE "UNDERWRITING."

                                  THE COMPANY

        Apollo BioPharmaceutics, Inc. ("Apollo" or the "Company") is a development-stage company which is engaged in the development, through agreements with research institutions and pharmaceutical companies, of proprietary drugs that protect brain cells from damage caused by disease, injury and aging. The Company's target applications include the treatment of Alzheimer's disease, Parkinson's disease, brain damage resulting from stroke and other age-related diseases and conditions. The Company's lead product candidates are based on naturally-occurring hormones that have been demonstrated by Company-sponsored research to protect brain cells from damage caused by disease, trauma and aging. The Company's major product initiatives are based on estrogen compounds, calcitriol or vitamin D-related compounds and other types of neurosteroids.

        ABPI-124 and NEURESTROL-REGISTERED TRADEMARK-, two of the Company's lead product candidates, are in development by the Company and its partners for the prevention of neurodegeneration in Alzheimer's disease. ABPI-124 is a type of estrogen that the Company's management believes will be useful in preventing brain cell death without inducing feminizing side effects (e.g. breast enlargement) and therefore could be used to treat men as well as women. NEURESTROL is an estrogen-based, subcutaneous implant in development for the long-term, controlled delivery of estrogen in a single dose for the treatment of Alzheimer's disease. NEURESTROL is the subject of an Investigational New Drug Application for Phase I testing in humans. An additional product candidate, NEUROCALC-TM-, a derivative of vitamin D, is currently being evaluated in a small number of patients with Alzheimer's disease in a trial funded by the National Institutes of Health at the University of Kentucky Medical School. The Company continues to sponsor testing of these as well as other potentially neuroprotective compounds for efficacy in the treatment of other neurodegenerative conditions such as Parkinson's disease, Age-Related Memory Impairment and brain-cell death from stroke. In addition to its pharmaceutical product candidates, the Company is also currently evaluating a Hormone Responsiveness Diagnostic test that may predict responsiveness to hormone therapy.

        Development of the Company's products to date has been based, in large part, on intellectual property it has licensed from, and research it has sponsored at, the medical schools of two universities. The Company intends to continue to acquire licenses to intellectual property that could advance the Company's product development efforts. Two patents licensed exclusively to the Company have recently been issued in the United States. The first patent covers the use of estrogen compounds for neuroprotection in the treatment of certain diseases, including Alzheimer's disease, and the second patent covers the Company's Hormone Responsiveness Diagnostic test.

        The Company's commercialization strategy is to enter into strategic alliances with biotechnology and pharmaceutical companies for the development and marketing of its product candidates. The Company currently has a strategic alliance with Athena Neurosciences, Inc. ("Athena"), for the development of estrogen products for chronic neurodegenerative diseases, and with Endocon, Inc. ("Endocon"), for the joint development of NEURESTROL. Mr. Robert J. Leonard, a member of the Board of Directors, Vice President and shareholder of the Company, is the acting Chief Executive Officer of Endocon. The Company plans to seek additional strategic partners for the development of its product candidates.

        The Company is a Delaware corporation that was incorporated on July 20, 1992 as Apollo Genetics, Inc. and subsequently changed its name to Apollo BioPharmaceutics, Inc. in December 1996. The Company's offices are located at One Kendall Square, Building 200, Suite 2200, Cambridge, Massachusetts 02139. The Company's telephone number is (617) 621-7154.

                                  THE OFFERING


Securities Offered by Company.....  1,200,000 Units, each Unit consisting of one share of
                                    Common Stock and a Warrant to purchase one share of
                                    Common Stock. The Common Stock and the Warrants will be
                                    separately transferable immediately following the
                                    offering. See "Description of Securities."

Terms of Warrants.................  Each Warrant entitles the holder to purchase one share of Common Stock, for an exercise price of $6.66, at any
                                    time until the fifth anniversary of the date of this
                                    Prospectus (the "Expiration Date"), subject, in certain
                                    circumstances, to earlier redemption by the Company. The
                                    exercise price and number of shares issuable upon the
                                    exercise of the Warrants are subject to adjustment in
                                    certain circumstances. See "Description of
                                    Securities--The Warrants Offered."

Shares of Capital Stock
  Outstanding Common Stock:

  Prior to this Offering..........  4,173,206 shares(1)

  After this Offering.............  5,373,206 shares(1)

Use of Proceeds...................  The Company intends to utilize the net proceeds of this offering to fund product development activities, hire
                                    additional personnel and establish a small laboratory
                                    facility and for general working capital purposes and
                                    operating expenses. See "Use of Proceeds."

Risk Factors......................  Investment in these securities is speculative and involves a high degree of risk and immediate and
                                    substantial dilution. See "Risk Factors" and "Dilution."

Proposed Nasdaq SmallCap-SM-
  Market Symbols(2)...............  ABPI; ABPIW.


------------------------

(1) Does not include the possible issuance of (i) 600,000 shares of Common Stock reserved for issuance upon the exercise of options granted or available for grant under the Company's 1993 Incentive and Non-Qualified Stock Option Plan; (ii) 90,000 shares reserved for issuance upon the exercise of options granted or available for grant under the Company's 1996 Director Stock Option Plan; (iii) 360,000 shares of Common Stock reserved for issuance upon exercise of certain warrants previously issued by the Company; (iv) 157,142 shares issuable upon exercise of a convertible right to receive royalties;
    (v) 1,200,000 shares of Common Stock reserved for issuance upon exercise of the Warrants to be issued in this offering; (vi) 180,000 Units reserved for issuance upon exercise of the Underwriters' over-allotment option; and (vii) 120,000 shares of Common Stock reserved for issuance upon exercise of the Managing Underwriter's Warrants. See "Management;" "Certain Transactions;" "Description of Securities;" and "Underwriting."

(2) No assurance can be given that a trading market will develop for any of the Company's securities. See "Risk Factors--Possible Delisting of Securities from the Nasdaq SmallCap-SM- Market."

                             SUMMARY FINANCIAL DATA

                                                                                    YEAR ENDED DECEMBER 31,
                                                                             -------------------------------------
                                                                                1994         1995         1996
                                                                             -----------  -----------  -----------
STATEMENT OF OPERATIONS DATA:
  Revenue..................................................................  $     3,954  $     2,535  $   191,032
  Expenses.................................................................      526,961      419,684      594,423
  Net loss.................................................................  $  (523,007) $  (417,149) $  (403,391)
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------
  Net loss per share.......................................................  $      (.14) $      (.11)        (.10)
  Weighted Average number of shares outstanding............................    3,660,514    3,784,623    4,185,555


                                                                                            DECEMBER 31, 1996
                                                                                        --------------------------
                                                                                                           AS
                                                                                           ACTUAL     ADJUSTED(1)
                                                                                        ------------  ------------
BALANCE SHEET DATA:
  Cash and cash equivalents...........................................................  $  1,254,250  $  6,688,415
  Working capital.....................................................................       955,071     6,389,236
  Total assets........................................................................     1,477,763     6,692,763
  Stockholders' equity                                                                       998,584     6,213,584



(1) Adjusted to reflect the sale by the Company of the 1,200,000 Units offered hereby at a public offering price of $5.375 per Unit. See "Use of Proceeds," "Capitalization" and "Underwriting."

                                  RISK FACTORS

        IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE SECURITIES OFFERED BY THIS PROSPECTUS.

        THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS OF OPERATIONS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS.

HISTORY OF OPERATING LOSSES; FUTURE PROFITABILITY UNCERTAIN

        The Company is a development-stage biotechnology company. Since its inception in 1992, the Company has incurred losses and had an accumulated deficit of approximately $1.8 million at December 31, 1996, substantially all of which consisted of product development and general and administrative expenses. Although the Company has generated fees from options and licenses pursuant to the terms of certain licensing agreements it maintains with third parties, it has not generated any revenues from product sales to date, and there can be no assurance that revenues from product sales will ever be achieved. Moreover, even if the Company eventually generates revenues from product sales, the Company nevertheless expects to incur significant operating losses over the next several years. The Company's ability to achieve profitable operations in the future will depend in large part upon completing development of its products, obtaining regulatory approvals for these products and bringing several of these products to market. The likelihood of the long-term success of the Company must be considered in light of the expenses, difficulties and delays frequently encountered in the development and commercialization of new pharmaceutical products, competitive factors in the marketplace, as well as the regulatory environment in which the Company operates. There can be no assurance that the Company will ever achieve substantial revenues or profitable operations. See "Summary Financial Data;" "Selected Financial Data;" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

TECHNOLOGICAL UNCERTAINTY; EARLY STATE OF PRODUCT DEVELOPMENT; NO ASSURANCE OF
  REGULATORY APPROVALS

        The Company's proposed products will require significant further research, development, clinical testing and regulatory clearance. The Company has no products available for sale and does not expect to have any products resulting from its research efforts commercially available for at least several years. With the exception of limited clinical testing of NEUROCALC, none of the Company's proposed pharmaceutical products has been tested in humans. The Company has filed an Investigational New Drug Application (an "IND") with the United States Food and Drug Administration (the "FDA") to begin a pharmacokinetic evaluation of NEURESTROL; however, there can be no assurance that this product or any product the Company has developed or may develop in the future will prove to be safe to use or effective in humans. The Company's proposed products are subject to the risk of failure inherent in the development of products based on innovative technologies. These risks include the possibilities that some or all of the proposed products could be found to be ineffective or toxic or otherwise fail to receive necessary regulatory clearances; that effective products will be uneconomical to manufacture or market; that third parties may now or in the future hold proprietary rights that preclude the Company from marketing such products; or that third parties will market a superior or equivalent product. Accordingly, the Company is unable to predict whether its product development activities will result in any commercially viable products or applications. Furthermore, due to the extended testing and regulatory review process required before marketing clearance can be obtained, the Company does not expect to be able to commercialize any therapeutic drug for at least several years, either directly or through any existing and potential corporate partners or licensees. There can be no assurance that the Company's proposed products will prove to be safe or effective in humans or will receive the regulatory approvals that are required for commercial sale. See "Business."

NEED FOR ADDITIONAL FUNDING; UNCERTAINTY OF ACCESS TO CAPITAL

        The Company will require substantial funds for further development and clinical testing of its potential products and to commercialize any products that may be developed. The Company's capital requirements will depend on numerous factors, including the progress of its product development programs, the progress of pre-clinical and clinical testing, the time and cost involved in obtaining regulatory approvals, the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights, competing technological and market developments and the ability of the Company to establish strategic alliances. The Company has no current sources of significant funding beyond the proceeds from this offering. The Company believes that its existing capital resources, including the estimated net proceeds of this offering and interest thereon, will be sufficient to satisfy its operations for at least 24 months from the date of this Prospectus. The Company anticipates that after 24 months, it will require substantial additional capital. Moreover, if the Company experiences unanticipated cash requirements during the next 24 months, the Company will require additional capital to fund its operations, to continue product development programs, including the pre-clinical and clinical testing of its potential products, and to commercialize any products that may be developed. The Company may seek additional funding through public or private sales of equity securities or collaborative or other arrangements with third parties. There can be no assurance that additional funds will be available on acceptable terms, if at all. If additional funds are raised by issuing equity securities, further substantial dilution to existing stockholders, including purchasers of the Units offered hereby, may result. If adequate funds are not available, the Company may be required to delay, scale back or eliminate one or more of its development programs, or to obtain funds by entering into arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its products or technologies that the Company would not otherwise relinquish. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON STRATEGIC ALLIANCES

        The Company has established strategic alliances with Athena and Endocon with respect to the development and commercialization of certain of the Company's products. The Company is dependent upon its strategic partners to conduct preclinical tests and human trials, to obtain required regulatory approvals for product candidates and, in the case of Athena, to provide adequate funding for product testing. In addition, the Company is dependent on the cooperation of these partners in selecting compounds for subsequent development as product candidates, conducting preclinical testing and clinical trials and obtaining required regulatory approvals for the Company's drug candidates. Failure of these partners to undertake reasonable efforts toward product development would have a material adverse effect on the Company's business, financial condition and results of operations. The Company's strategy for development and commercialization of its products is dependent upon entering into additional arrangements with research collaborators, corporate partners and others, and upon the subsequent success of these third parties in performing their obligations. There can be no assurance that the Company will be able to enter into additional strategic alliances on terms favorable to the Company, if at all. Failure of the Company to enter into additional strategic alliances would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Strategic Alliances and Licenses."

        The Company cannot control the amount and timing of resources which its corporate partners devote to the Company's programs or potential products. If any of the Company's corporate partners breach or terminate their respective agreements with the Company or otherwise fail to conduct their development activities in a timely manner, the preclinical testing, clinical development or commercialization of product candidates will be delayed, and the Company will be required to devote additional resources to product development and commercialization, terminate certain development programs or seek new corporate partners. The Company's strategic alliances with Athena and Endocon are subject to termination by each of them. There can be no assurance that Athena or Endocon will not elect to terminate their strategic alliances with the Company prior to their respective scheduled expiration dates. The Company and Endocon are currently in discussions regarding the execution of a license agreement for NEURESTROL which will supercede the Company's existing agreement with Endocon. There can be no assurance that the Company will be able to enter into any such new license agreement on terms favorable to the Company, if at all. In addition, if the Company's corporate partners effect a merger with a third party, there can be no assurance that the strategic alliances will not be terminated or otherwise materially adversely affected. The termination of any current or future strategic alliances could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's corporate partners may develop, either alone or with others, products that compete with the development and marketing of the Company's potential products. Competing products, either developed by the Company's corporate partners or to which the corporate partners have rights, may result in their withdrawal of support with respect to all or a portion of the Company's technology, which would have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that disputes will not arise in the future with respect to the ownership of rights to any products or technology developed with corporate partners. These and other possible disagreements between corporate partners and the Company could lead to delays in the collaborative research, development or commercialization of certain product candidates or could require or result in litigation or arbitration, which would be time-consuming and expensive, and would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Strategic Alliances and Licenses."

UNCERTAIN ABILITY TO PROTECT PROPRIETARY TECHNOLOGY


        The Company's success, competitive position and potential future income will depend, in part, on its ability to obtain patent protection, in various jurisdictions, relating to the technologies, processes and products it is developing and may develop in the future. The Company has licensed rights to certain proprietary technologies from the University of Kentucky Research Foundation and the University of Florida Research Foundation, Inc. To date, two patents have been issued relating to these technologies and several related patent applications are pending in major markets of the developed world. Additional applications have been filed in certain other countries. The Company plans to seek additional patents in the future and to file patent applications in other countries and to license additional rights to certain unpatented and patented proprietary technology from research institutions. See "Business--Strategic Alliances and Licenses;" and "Business--Intellectual Property Rights."


        The patent positions of pharmaceutical, biotechnology and drug delivery companies, including the patent rights licensed by the Company, are uncertain and involve complex legal and factual issues. Additionally, the coverage claimed in a patent application can be significantly reduced if and when a patent is issued. As a consequence, the Company does not know whether its pending patent applications will result in the issuance of patents. Since patent applications in the United States are maintained in secrecy until patents issue, and since publication of discoveries in the scientific or patent literature often lag behind actual discoveries, the Company cannot be certain that the inventions described in its patent applications are not subject to prior art, that the inventors of inventions covered in the pending patent applications were the first inventors or that the patent applications for these inventions were the first to be filed. Moreover, the Company may have to participate in any interference proceedings which may be declared by the United States Patent and Trademark Office to determine the priority of any inventions covered by its patent applications, which could result in substantial cost to the Company, whether or not the eventual outcome is favorable to the Company.

        There can be no assurance that the Company will develop additional proprietary products that are patentable, that any patents issued to, or licensed by, the Company will be valid or enforceable, or that patents issued to, or licensed by, the Company will afford protection against competitors with similar technology. An adverse outcome could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from or to third parties or require the Company to cease using the technology in dispute. In addition, there can be no assurance that others will not independently develop substantially equivalent proprietary information or otherwise obtain access to the Company's know-how or that others will not be issued patents that prevent the sale of the Company's products or require licensing and the payment of significant fees or royalties by the Company for the pursuit of its business. Moreover, there can be no assurance that the Company's technology does not infringe upon any valid claims of patents owned by others. If the Company was found by a court to be infringing on a patent held by another, the Company would have to discontinue all activities related to that patented technology or seek a license to use that patented technology.

        If a legal action claiming patent infringement were to be brought against the Company or its licensees, the Company could incur substantial costs in defending itself, and there can be no assurance that an action of this sort would be resolved in the Company's favor. If such a dispute were to be resolved against the Company, in addition to incurring potential damages, the Company's continued testing, manufacture or sale of one or more of its technologies or proposed products, if developed, could be enjoined. Defense of any lawsuit or failure to obtain any required license could, depending on the circumstances, have a material adverse effect on the Company.

        Some of the intellectual property and prospective products that the Company has licensed or invented may involve naturally occurring or synthetic molecules, the patentability of which is uncertain and involves complex legal and factual questions. Legal standards surrounding the viability of biotechnology patents are in transition, and no assurance can be given as to whether patents will be issued, the degree of protection that any patents will afford or the Company's ability to avoid violating or infringing upon patents issued to others.

        All of the Company's licenses from universities involve programs that were originally funded by the United States Government and, as a result, the United States Government commonly retains certain statutory rights, including a non-exclusive, royalty-free license to use the licensed inventions, and to manufacture and distribute products based thereon, for Government use only.

        Several of the patents and patent applications licensed to the Company are so-called "use patents" and describe novel uses rather than the specific composition of matter of certain compounds. In these cases, another company could, without infringing on the Company's intellectual property, market these compounds for unrelated disease indications to the extent that those companies already have FDA approval. Marketing of an existing or new compound described by the Company's use patents for the described indication requires that the marketer secure a license from the Company or one of its sublicensees. If a company were to market a product which is the subject of one of the Company's patents, the Company or its sublicensees might have to file suit in order to stop the infringement and report such activities to the FDA.

        Despite the issuance of patents and the underlying commercial protection afforded by the Company's intellectual property, products produced by third parties may compete "off label" with the Company's products. For example, once prescribed, patients may take commercially available estrogen products for indications other than those that are approved by the FDA. According to current law, companies may not market for off-label indications.

        The Company relies on certain technologies that are not patentable or proprietary and are therefore available to the Company's competitors. The Company also relies on certain proprietary trade secrets and know-how that are not patentable. Although the Company has taken steps to protect its unpatented trade secrets and know-how, in part through the use of confidentiality agreements with its employees, consultants, and certain of its collaborators, there can be no assurance that (i) these agreements will not be breached; (ii) the Company would have adequate remedies for any breach; or (iii) the

Company's trade secrets will not otherwise become known or be independently developed or discovered by its competitors. See "Business--Intellectual Property Rights."

COMPETITION

        Competition in the area of pharmaceutical products is intense. There are many companies, both public and private, including well-known pharmaceutical companies, that are engaged in the development of products for certain of the applications being pursued by the Company. The Company's larger competitors include Amgen, Inc., Warner-Lambert Co., Bristol-Meyers Squibb Company, Glaxo Wellcome plc, Regeneron Pharmaceuticals, Inc., Hoechst Marion Roussel Ltd. and Pfizer, Inc., as well as Athena. There may be other companies of which the Company is not aware with research and development programs similar to those of the Company. Many of the Company's competitors have substantially greater financial, research and development, manufacturing and marketing experience and resources than the Company and represent substantial long-term competition for the Company. Companies may succeed in developing pharmaceutical products that are more effective and/or less costly than any products that may be developed by the Company or its strategic partners.

        Factors affecting competition in the pharmaceutical industry vary, depending on the extent to which a competitor is able to achieve a competitive advantage based on its proprietary technology. If the Company is able to establish and maintain a significant proprietary position with respect to its products, competition will likely depend primarily on the effectiveness of the product and the number and severity of its unwanted side effects as compared to alternative products.

        The industry in which the Company competes is characterized by extensive research and development efforts and rapid technological progress. Although the Company believes that its proprietary position may give it a competitive advantage with respect to its proposed drugs, new developments are expected to continue and there can be no assurance that discoveries by others will not render the Company's potential products noncompetitive. The Company's competitive position also depends on its ability to attract and retain qualified scientific and other personnel, develop effective proprietary products, implement development and marketing plans, obtain patent protection and secure adequate capital resources. There can be no assurance that the Company will be able to successfully achieve all of the foregoing objectives. See "Business--Competition."

DEPENDENCE ON THIRD PARTIES FOR CLINICAL TESTING, MANUFACTURING AND MARKETING

        Presently, the Company does not intend to conduct clinical trials or manufacture or market any of its proposed products without the involvement of strategic partners. The Company intends to continue to seek to enter into arrangements with third parties to conduct these activities for its products. There can be no assurance that any third-party arrangements can be successfully negotiated or that desired arrangements will be on commercially reasonable terms. To the extent that the Company arranges with any third parties to conduct clinical trials, or to manufacture or market its products, the success of clinical trials and/ or the manufacture or marketing of the Company's products will depend on the efforts of these third parties. There can be no assurance that either the Company or its third-party collaborators can successfully introduce the Company's proposed products, that they will achieve acceptance by patients, health care providers and insurance companies, or that they can be manufactured and marketed at prices that would permit the Company to operate profitably. See "Business--Marketing and Sales Strategy."

LACK OF OPERATING EXPERIENCE

        To date, the Company has engaged in the development of pharmaceutical technologies and products through the sponsorship of research programs in universities. Although members of the Company's management have substantial experience in biotechnology company operations, the Company has no experience in conducting research, manufacturing, procuring products in commercial quantities, or the marketing and sales of pharmaceutical products. In addition, management of the Company has only limited experience in negotiating and maintaining strategic relationships, conducting clinical trials and other later-stage phases of the regulatory approval process and the commercialization of pharmaceutical products. There can be no assurance that the Company will be able to successfully engage in any of these activities with respect to any of its products. In the event the Company decides to establish a commercial-scale manufacturing facility for its products, the Company will require substantial additional funds and personnel and will be required to comply with extensive regulations applicable to this type of facility. There can be no assurance that the Company will be able to secure funds on acceptable terms, if at all, or will successfully manufacture or market any product it may develop, either independently or pursuant to manufacturing or marketing arrangements, if any, with third parties. See "Business--Manufacturing Plans" and "--Marketing and Sales Strategy."

DEPENDENCE ON QUALIFIED PERSONNEL

        Because of the specialized scientific nature of the Company's business, the Company will be highly dependent upon its ability to attract and retain qualified scientific and technical personnel. There is intense competition for qualified personnel in the areas of the Company's activities, and there can be no assurance that the Company will be able to attract and retain qualified personnel necessary for the development of its business.

        The Company is highly dependent upon the principal members of its scientific and management staff, including, in particular, Dr. Katherine Gordon. The loss of Dr. Gordon or other key scientific and technical personnel could be harmful to the Company. The Company maintains key person insurance on the life of Dr. Gordon in the amount of $1.0 million. The Company's employment agreement with Dr. Gordon extends until October 31, 1998 and will thereafter be extended for additional two-year terms unless either party provides notice of its intent not to renew. However, there can be no assurance that the Company will be successful in retaining Dr. Gordon. See "Management--Employment Agreements, Executive Compensation and Agreements With Directors." The Company plans to recruit additional management and scientific personnel, which may require the Company to offer competitive compensation packages, including stock options. Its failure to recruit personnel could have a material adverse effect on the Company's business and results of operations.

        All of the Company's scientific and clinical advisors and consultants are employed on a full-time basis by academic or medical institutions. Accordingly, the Company's advisors and consultants will only be able to devote a small portion of their time to the Company. In addition, in certain circumstances, inventions or processes discovered by the Company's advisors and consultants independently of the Company's sponsored research programs may remain the property of their full-time employers or of other companies and institutions for which they now consult. See "Management--Scientific and Clinical Advisors."

        Certain agreements for research funded by the Company provide the principal investigators conducting research on the Company's behalf with full discretionary authority over the conduct of the research activities at their laboratories, and further provide for payment on a chronological, rather than performance, basis. There can be no assurance that the interests and motivations of the Company's academic partners will remain consistent with those of the Company. Moreover, there can be no assurance that the Company will be able to successfully negotiate license rights to the intellectual property that may result from these sponsored research programs or that such licenses will be on commercially acceptable terms.

DEVELOPMENT OF NEW TECHNOLOGIES AND PRODUCTS

        The Company is engaged in the biopharmaceutical field, which is characterized by extensive research efforts and rapid technological progress. New developments in molecular cell biology, molecular pharmacology, recombinant DNA technology and other areas are expected to continue at a rapid pace in both industry and academia. There can be no assurance that research and discoveries by others will not render some or all of the Company's programs or products noncompetitive or obsolete.

        Some of the Company's projects involve the attempt to develop new technologies or to apply existing technologies, several of which are experimental, to the development of new products. This type of experimentation is costly, time consuming and prone to produce unsatisfactory results. No assurance can be given that unforeseen problems will not develop with these technologies or applications or that commercially feasible products will ultimately be developed by the Company. Moreover, even when a new technology or product is successfully developed, the refinement of the new technology or product and the definition of the clinical applications and limitations of the new technology or product may take years and require the expenditure of large sums of money or may prove to be commercially unfeasible.

NO ASSURANCE OF UNITED STATES OR FOREIGN REGULATORY APPROVAL; GOVERNMENT
  REGULATION

        Human therapeutic and diagnostic products such as the Company's proposed products are subject to premarket approval by the FDA and comparable agencies in foreign countries. The process of obtaining these approvals involves several years of laboratory and clinical testing and other costly and time consuming procedures. The Company cannot predict with certainty when it might submit products, if any, for FDA or other regulatory approval. Government regulation also controls the manufacture and marketing of these types of products.

        The process of obtaining FDA and other required regulatory approvals is lengthy, expensive, and uncertain. Moreover, regulatory approvals, if granted, may include significant limitations on the indicated uses for which a product may be marketed. The FDA actively enforces the provisions of the Federal Food, Drug and Cosmetic Act (the "FDC Act") and associated regulations, including certain regulations which prohibit the marketing of products for uses not indicated in the labeling of products, and conducts periodic inspections to determine compliance with certain "current Good Manufacturing Practices" ("cGMPs") as described in the applicable regulations. Failure to comply with applicable regulatory requirements can result in, among other things, fines, suspensions of approvals, seizures or recalls of products, operating restrictions, and criminal prosecutions. Furthermore, changes in existing regulations or adoption of new regulations could prevent the Company from obtaining, or affect the timing and cost of, future regulatory approvals. The extent of potentially adverse government regulation which might arise from future legislation or administrative action cannot be predicted. See "Business--Government Regulations." The regulatory process may delay marketing of the Company's products. Government regulation may also impose costly procedures upon the Company's activities and effectively furnish a competitive advantage to larger companies that compete with the Company. There can be no assurance that any approvals will be granted on a timely basis, if at all. Any delay in obtaining or any failure to obtain these approvals would adversely affect the marketing of the Company's products and the ability to generate product revenue.

        Clinical testing of a pharmaceutical product is itself subject to approval by various government regulatory authorities, including approval of an IND with the FDA. No assurance can be given that the Company will be permitted by regulatory authorities in the United States or elsewhere to carry out further testing, or that, if permitted, additional clinical testing will prove that the Company's products are safe and efficacious to the extent necessary to permit the Company to continue product testing or obtain marketing approvals for these products from regulatory authorities. The failure to adequately demonstrate the safety and efficacy of a therapeutic product under development could delay or prevent regulatory approval of the product and would have a materially adverse effect on the Company. Delays in obtaining United States or foreign approvals could adversely affect the marketing of the Company's products and diminish any competitive advantage the Company may attain. In addition, delays in regulatory approvals that may be encountered by corporate collaborators or other licensees of the Company, if any, could adversely affect the Company's ability to receive royalties. There can be no assurance that, if clinical trials are completed, the Company will be able to submit a New Drug Application ("NDA") as scheduled or that the Company's

NDA will be reviewed and approved by the FDA or foreign regulatory agencies in a timely manner, or at all. See "Business--Marketing and Sales Strategy" and "Business--Government Regulations."

        While the Company and certain of the Company's collaborators have performed initial testing of some of the Company's products, further testing, including clinical testing, will be required before the Company can obtain marketing approval from regulatory authorities. The results of initial preclinical and clinical testing are not necessarily predictive of results that will be obtained from subsequent or more extensive preclinical and clinical testing, and there can be no assurance that further trials will be successful.

        The proceeds from this offering will not be sufficient to finance the laboratory and clinical trials and other costs associated with the FDA application and approval process for any products that the Company may develop. Therefore, the future ability of the Company to market its products will depend in part upon its ability to obtain additional funding or to enter into licensing or joint venture arrangements with other companies to finance the FDA application and approval process.

BROAD DISCRETION OF MANAGEMENT TO ALLOCATE OFFERING PROCEEDS

        The Company expects that the proceeds of this offering will be used for product development, establishment of a small laboratory facility, the hiring and retention of administrative and scientific personnel and for working capital and general corporate purposes. The Company is not currently able to estimate precisely the allocation of the proceeds among these uses, and the timing and amount of expenditures will vary depending upon numerous factors. The Company's management will have broad discretion to allocate the proceeds of this offering and to determine the timing of expenditures. See "Use of Proceeds."

UNCERTAINTY OF PHARMACEUTICAL PRICING AND REIMBURSEMENT

        The Company's business may be materially adversely affected by the continuing efforts of government and third-party payors to contain or reduce the costs of health care through various means. For example, in certain foreign markets, pricing or profitability of prescription pharmaceuticals are subject to government control. In the United States, there have been, and the Company expects that there will continue to be, a number of federal and state proposals to implement similar government control in those jurisdictions. In addition, an increasing emphasis on managed care in the United States has put, and will continue to put, pressure on pharmaceutical pricing. These proposals and trends could decrease the price that the Company receives for any products it may develop and thereby have a material adverse effect on the Company's business, financial condition and results of operations. Further, to the extent that these proposals or initiatives have a material adverse effect on other pharmaceutical companies that are corporate partners or prospective corporate partners for certain of the Company's potential products, the Company's ability to commercialize its potential products may be materially adversely affected.

        The Company's ability to commercialize pharmaceutical products may depend in part on the extent to which reimbursement for the costs of these products and related treatments will be available from government health-administration authorities, private health insurers and other third-party payors. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and third-party payors are increasingly challenging the prices charged for medical products and services. There can be no assurance that any third-party insurance coverage will be available to patients for any products developed by the Company. Government and other third-party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new therapeutic products, and by refusing, in some cases, to provide coverage for uses of approved products for disease indications for which the FDA has not granted marketing approval. If adequate coverage and reimbursement levels are not provided by government and third-party payors for the Company's products, the market acceptance of these products would be materially adversely affected.

PRODUCT LIABILITY; RISK OF NO INSURANCE

        The use of the Company's products in clinical trials and the marketing of the Company's products may expose the Company to product liability claims. Although the Company will attempt to obtain product liability insurance and/or be included as an additional insured party under the respective insurance policies of the Company's collaborators prior to the marketing of any of its proposed products, there can be no assurance that the Company will be able to obtain insurance or additional coverage, or, if obtainable, that the insurance and/or coverage can be acquired at a reasonable cost or will be sufficient to cover all possible liabilities. In the event of a successful suit against the Company, lack or insufficiency of insurance coverage could have a material adverse effect on the Company. Further, certain distributors of pharmaceutical and biological products require a minimum level of product liability insurance coverage as a condition precedent to purchasing or accepting products for distribution. Failure to satisfy insurance requirements could impede the ability of the Company to achieve broad distribution of its proposed products, which would have a material adverse effect on the business and financial condition of the Company.

CONTROL BY DIRECTORS AND EXECUTIVE OFFICERS


        The Company's directors and executive officers will, in the aggregate, beneficially own approximately 21.2% of the Company's outstanding Common Stock following the completion of this offering, assuming no exercise of the Warrants, the Underwriters' over-allotment option or the Managing Underwriter's Warrant. These stockholders, if acting together, would have a significant impact on all matters requiring approval by the stockholders of the Company, including the election of directors and the approval of mergers or other business combination transactions. This concentration of ownership could discourage or prevent a change in control of the Company. See "Principal Stockholders."


POSSIBLE VOLATILITY OF STOCK PRICE

        The stock market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock and/or the Warrants. In addition, the market price of the Common Stock and/or the Warrants is likely to be highly volatile. Factors such as fluctuations in the Company's results of operations, timing and announcements of technological innovations or new products by the Company or its competitors, FDA and foreign regulatory actions, developments with respect to patents and proprietary rights, public concern as to the safety of products developed by the Company or others, changes in health care policy in the United States and in foreign countries, changes in stock market analyst recommendations regarding the Company, the pharmaceutical industry generally and general market conditions each may have a significant adverse effect on the market price of the Common Stock and/or the Warrants. In addition, it is likely that, during at least some future financial reporting periods, the Company's results of operations will fail to meet the expectations of stock market analysts and investors and, in that event, the market price of the Company's Common Stock and/or the Warrants could be materially and adversely affected.

NO PUBLIC TRADING MARKET

        Prior to this offering, there has been no public market for the Common Stock and no public market for the Warrants. There can be no assurance that an active trading market will develop or, if one does develop, that it will be maintained. The initial public offering price of the Units and the exercise price of the Warrants were established by negotiations between the Company and the Managing Underwriter and may not be indicative of prices that will prevail in the public trading market. See "Underwriting."

EFFECT OF CERTAIN CHARTER AND BYLAW PROVISIONS

        Certain provisions of the Company's Amended and Restated Certificate of Incorporation and By-laws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. These provisions could limit the price that certain investors might be willing to pay in the future for shares of Common Stock. These provisions may also make it more difficult for stockholders to take certain corporate actions and could have the effect of delaying or preventing a change in control of the Company. See "Management" and "Description of Securities."

SHARES ELIGIBLE FOR FUTURE SALE


        Sales of Common Stock (including Common Stock issued upon the exercise of outstanding options and warrants) in the public market after this offering could materially adversely affect the market price of the Common Stock. These sales also might make it more difficult for the Company to sell equity securities or equity-related securities in the future at a time and price that the Company's management deems acceptable, or at all. Upon the completion of this offering, the Company will have 5,373,206 shares of Common Stock outstanding, assuming no exercise of options or warrants after March 25, 1997 and assuming no exercise of the Underwriters' over-allotment option. Of these outstanding shares of Common Stock, the 1,200,000 shares sold in this offering as part of the Units will be freely tradeable, without restriction under the Securities Act, unless purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act. The remaining 4,173,206 shares of Common Stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act and were issued and sold by the Company in reliance on exemptions from the registration requirements of the Securities Act. These shares may be resold in the public market only if registered or pursuant to an exemption from registration, such as Rule 144 or Rule 701 under the Securities Act. All officers, directors and certain holders of Common Stock owning, in the aggregate, 4,006,706 shares of Common Stock have agreed, pursuant to certain lock-up agreements, that they will not offer, sell, contract to sell, grant any option to sell, pledge, hypothecate or otherwise dispose of, directly or indirectly, any shares of Common Stock owned by them, or that could be purchased by them through the exercise of options or warrants to purchase Common Stock of the Company, for a period of 13 months after the date of this Prospectus without the prior written consent of the Managing Underwriter. Other holders of Common Stock have signed similar agreements for a three-month period (as to 22,500 shares), a four-month period (as to 22,500 shares) and a six-month period (as to 60,750 shares). Upon expiration of the lock-up agreements, all shares of Common Stock currently outstanding will be immediately eligible for resale, subject to the requirements of Rule 144. As of March 25, 1997, 831,768 shares were subject to outstanding options, warrants and conversion rights, all of which are subject to the lock-up agreements described above. Immediately following the completion of this offering, 214,287 of the outstanding shares will be entitled to certain registration rights. The number of shares sold in the public market could increase if registration rights are exercised. See "Description of Securities--Registration Rights" and "Shares Eligible for Future Sale."


CURRENT PROSPECTUS AND STATE REGISTRATION REQUIRED TO EXERCISE WARRANTS; ADVERSE EFFECT OF POSSIBLE REDEMPTION OF WARRANTS

        Purchasers of the Units will be able to exercise the Warrants included therein only if a current prospectus relating to the securities underlying the Warrants is then in effect under the Securities Act and if the securities are qualified for sale or exempt from qualification under the applicable securities or "blue sky" laws of the states in which the various holders of the Warrants then reside. The value of the Warrants may be greatly reduced if a current prospectus covering the securities issuable upon the exercise of the Warrants is not kept effective or if the securities are not qualified or exempt from qualification in the states in which the holders of the Warrants then reside. There can be no assurance that the Company will be able to keep effective any prospectus or obtain any qualifications or exemptions. See "Description of Securities--The Warrants Offered."


        In addition, the Warrants are subject to redemption by the Company at $0.25 per Warrant, commencing one year from the date of this Prospectus, on at least 30 days' prior written notice if the average of the closing bid prices of the Common Stock for 20 consecutive business days ending within 10 business days of the date on which the notice of redemption is given equals or exceeds $10.25 per share. If the Warrants are redeemed, holders of Warrants will lose their right to exercise the Warrants, except during the 30-day notice of redemption period. Upon the receipt of a notice of redemption of the Warrants, the holders thereof would be required to: exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for them to do so; sell the Warrants at the then market price, if any, when they might otherwise wish to hold the Warrants; or accept the redemption price, which is likely to be substantially less than the market value of the Warrants at the time of redemption. See "Description of Securities--The Warrants Offered."


DILUTION


        Investors acquiring shares of Common Stock included within the Units offered hereby will incur immediate and substantial net tangible book value dilution of $4.23. To the extent that currently outstanding options and warrants to purchase the Company's securities are exercised, there will be further dilution. See "Dilution."


POSSIBLE DELISTING OF SECURITIES FROM THE NASDAQ STOCK MARKET

        In order to qualify for initial listing on the Nasdaq SmallCap-SM-Market, a company must, among other requirements, have at least $4,000,000 in total assets and a minimum bid price for its common stock of $3.00 per share. While it is presently expected that the Company's Common Stock and Warrants will be eligible for initial listing on the Nasdaq SmallCap-SM- Market upon the completion of this offering, there can be no assurance that this will actually occur. In addition, even if the Company qualifies for initial listing on the Nasdaq SmallCap-SM- Market, there can be no assurance that the Company will meet the criteria for continued listing of securities on the Nasdaq SmallCap-SM-Market adopted by the Securities and Exchange Commission (the "Commission"). As currently in effect, these continued listing criteria include a minimum of $2,000,000 in total assets and a minimum bid price of $1.00 per share of common stock. If an issuer does not meet the $1.00 minimum bid price standard, it may, however, remain on the Nasdaq SmallCap-SM- Market if the market value of its public float is at least $1,000,000 and the issuer has capital surplus of at least $2,000,000. The Nasdaq Stock Market has adopted heightened standards for continued listing on the Nasdaq SmallCap-SM- Market which, if approved by the Commission, might make continued listing of the Company's Common Stock more difficult. If the Company became unable to meet the continued listing criteria of the Nasdaq SmallCap-SM- Market because of continued operating losses or otherwise and became delisted therefrom, trading, if any, in the Common Stock and the Warrants would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" of the NASD's "Electronic Bulletin Board." As a result, an investor may find it more difficult to dispose of the Company's securities.

RISK OF LOW-PRICE; "PENNY STOCK" REGULATIONS

        If the Company's securities are delisted from the Nasdaq SmallCap-SM-Market, they may become subject to Rule 15g-9 under the Securities Exchange Act of 1934 (the "Exchange Act"), which imposes additional sales practice requirements on broker-dealers that sell these securities, except in transactions exempted by Rule 15g-9, including transactions meeting the requirements of Rules 505 or 506 or Regulation D under the Securities Act, and transactions in which the purchaser is an institutional accredited investor (as defined) or an established customer (as defined) of the broker/dealer. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule may affect the ability and/or willingness of broker-dealers to sell the Company's securities and may consequently affect the ability of purchasers in this offering to sell any of the securities acquired in this offering in the secondary market.

        The Commission has also adopted regulations which define a "penny stock" to be any equity security that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. Unless exempt, the rules require the delivery, prior to any transactions in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure also has to be made about commissions payable to both the broker-dealer and the registered representative and about current quotations for the securities. Finally, monthly statements have to be sent, disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The foregoing penny stock restrictions will not apply to the Company's securities if those securities are listed on the Nasdaq SmallCap-SM- Market and have certain price and volume information provided on a current and continuing basis or if the Company meets certain minimum net tangible assets or average revenue criteria. There can be no assurance that the Company's securities will qualify for exemption from these restrictions. In any event, even if the Company were exempt from these restrictions, it would remain subject to Section 15(b)(6) of the Exchange Act, which gives the Commission the authority to prohibit any person that is engaged in unlawful conduct while participating in a distribution of penny stock from associating with a broker-dealer or participating in a distribution of penny stock, if the Commission finds that a restriction would be in the public interest. If the Company's securities were subject to the rules on penny stocks, the prices of and market liquidity for the Company's securities would be severely adversely affected.

ABSENCE OF DIVIDENDS

        The Company has never paid cash dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future. See "Dividend Policy."

INEXPERIENCE OF MANAGING UNDERWRITER

        The Managing Underwriter, which commenced operations in 1994, has acted as a managing underwriter in only one public offering of securities. The Managing Underwriter's lack of experience may have an adverse impact on its ability to market the Common Stock offered hereby as well as the development and maintenance of a trading market for the Company's Common Stock following this offering. The Managing Underwriter intends to make a market in the Company's Common Stock. The Managing Underwriter's inexperience may result in the potential inability of the Managing Underwriter to utilize correctly over-allotment, stabilization and market maintenance strategies that more experienced underwriters employ to assist in maintaining orderly trading markets. This may adversely affect the proposed public offering of the Units and the ability of purchasers in the offering to resell any Units and/or any component thereof. See "Underwriting."

                                USE OF PROCEEDS


        The net proceeds from the sale of the Units offered hereby are estimated to be $5,215,000 ($6,056,725 if the Underwriters' over-allotment option is exercised in full), assuming an initial public offering price of $5.375 per Unit, after deducting the estimated underwriting discounts and commissions and estimated offering expenses and assuming no exercise of the Warrants.


        The Company's management expects to use approximately $3.1 million of the net proceeds of this offering to fund future development of products, of which approximately $1.9 million will be used for sponsored research, approximately $900,000 will be used to establish a small laboratory facility and approximately $300,000 will be used to hire and retain scientific personnel for approximately the next 24 months. The balance of the net proceeds of this offering will be used for working capital and general corporate purposes. Where the Company's management believes appropriate, proceeds of this offering may also be used to acquire products or technologies that complement the Company's existing business, although there are no present understandings, agreements or commitments with respect to any acquisitions. The amount and the timing of the expenditures will depend on numerous factors, including the progress of the Company's research and development programs. The amounts actually expended on any particular project may vary significantly from the Company's current plans, particularly given the Company's early stage of development and the uncertainty of the drug development process.

        Pending the uses described above, the net proceeds will be invested in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

        The Company has never paid dividends on its capital stock. The Company currently intends to retain earnings, if any, and does not anticipate paying cash dividends in the foreseeable future. Future cash dividends, if any, will be determined by the Board of Directors.

                                 CAPITALIZATION


        The following table sets forth, as of December 31, 1996, (i) the actual capitalization of the Company and (ii) capitalization of the Company, as adjusted to reflect the sale of the 1,200,000 Units offered hereby, after deducting the underwriting discount and offering expenses, at an initial public offering price of $5.375 per Unit. This table should be read in conjunction with the financial statements, related notes and other financial information included herein.



                                                                                           DECEMBER 31, 1996
                                                                                     -----------------------------
                                                                                        ACTUAL      AS ADJUSTED(1)
                                                                                     -------------  --------------
Stockholders' equity:
  Preferred Stock--$0.01 par value; 1,000,000 shares authorized, no shares issued
    and outstanding................................................................       --              --
  Common Stock--$0.02 par value; 20,000,000 shares authorized, 4,216,063 shares
    issued, actual; 5,416,063 shares issued, as adjusted...........................         84,321        108,321
  Additional paid-in capital.......................................................      2,690,115      7,881,115
  Deficit accumulated during the development stage.................................     (1,775,852)    (1,775,852)
                                                                                     -------------  --------------
  Total stockholders' equity.......................................................        998,584      6,213,584
                                                                                     -------------  --------------
  Total capitalization.............................................................  $     998,584   $  6,213,584
                                                                                     -------------  --------------
                                                                                     -------------  --------------


------------------------


(1) Does not include (a) Units issuable upon the exercise of the Underwriters' over-allotment option, (b) shares issuable upon exercise of the Managing Underwriter's Warrants, or (c) 889,143 shares reserved for issuance upon the exercise of conversion rights, options and warrants outstanding as of December 31, 1996 having a weighted average exercise price of $1.72 per share. See "Management-- Stock Option Plans"; "Description of Securities--Other Warrants and Convertible Notes."

                                    DILUTION


        The net tangible book value of the Company as of December 31, 1996 was $778,807 or approximately $0.18 per share. Net tangible book value per share represents the total tangible assets of the Company, less total liabilities, divided by 4,216,063 shares of Common Stock outstanding before the completion of this offering. Assuming the receipt by the Company of the net proceeds from the sale of 1,200,000 Units offered hereby at a public offering price of $5.375 per Unit, the net tangible book value of the Company as of December 31, 1996 would have been $6,212,972, or $1.15 per share. This represents an immediate increase in the net tangible book value of $0.97 per share to existing stockholders of the Company and an immediate dilution of $4.23 per share to new investors purchasing Units in this offering. The following table illustrates the per share dilution to be incurred by new investors as of December 31, 1996:



Assumed initial public offering price....................................  $   5.375
Net tangible book value per share at December 31, 1996........       0.18
Increase per share attributable to new investors..............       0.97
                                                                ---------
Net tangible book value per share after the offering.....................       1.15
                                                                           ---------
Dilution per share to new investors......................................  $    4.23
                                                                           ---------
                                                                           ---------



        The following table sets forth, as of December 31, 1996, the difference between the existing stockholders and the new investors with respect to the number of shares of Common Stock acquired from the Company, the total consideration paid and the average price per share.



                                                       SHARES PURCHASED         CASH CONSIDERATION
                                                    -----------------------  -------------------------   AVERAGE PRICE
                                                      NUMBER      PERCENT       AMOUNT       PERCENT       PER SHARE
                                                    ----------  -----------  ------------  -----------  ---------------
Existing Stockholders.............................   4,216,063       77.8%   $  2,811,000       30.4%      $     .67
New Investors.....................................   1,200,000       22.2       6,450,000       69.6            5.38
                                                    ----------    -----      ------------    -----
    Total.........................................   5,416,063      100.0%   $  9,261,000      100.0%
                                                    ----------    -----      ------------    -----
                                                    ----------    -----      ------------    -----



        The above information assumes that $0.25 of the Unit price is attributable to the Warrant and excludes (a) Units issuable upon the exercise of the Underwriters' over-allotment option, (b) shares of Common Stock issuable upon exercise of the Managing Underwriter's Warrants and (c) an aggregate of 889,143 shares of Common Stock issuable upon the exercise of conversion rights, options and warrants outstanding as of December 31, 1996 with a weighted average exercise price of $1.72 per share. To the extent that rights to acquire Common Stock of the Company are exercised, there will be further dilution to new investors. See "Management--Stock Option Plans," "Description of Securities--The Warrants Offered," "--Other Warrants and Convertible Notes," and Note E of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA

        The data set forth below with respect to the balance sheets as of December 31, 1995 and 1996 and the related statement of operations for the three years ended December 31, 1994, 1995 and 1996 have been derived from the Company's audited financial statements. The data should be read in conjunction with the Financial Statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus. The historical results are not necessarily indicative of the results of operations to be expected in the future.

                                                                                    YEAR ENDED DECEMBER 31,
                                                                             -------------------------------------
                                                                                1994         1995         1996
                                                                             -----------  -----------  -----------
STATEMENT OF OPERATIONS DATA:
  Revenue:
    Licensing and option revenue...........................................  $        --  $        --  $   180,000
    Interest income........................................................        3,954        2,535       11,032
                                                                             -----------  -----------  -----------
      Total revenue........................................................        3,954        2,535      191,032
  Expenses:
    Research and development...............................................      199,654      131,842      199,516
    General and administrative.............................................      323,613      255,592      358,833
    Amortization expense...................................................        1,049        1,049        2,964
    Interest expense.......................................................        2,645       31,201       33,110
                                                                             -----------  -----------  -----------
      Total expenses.......................................................      526,961      419,684      594,423
                                                                             -----------  -----------  -----------
    Net loss...............................................................  $  (523,007) $  (417,149) $  (403,391)
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------
    Net loss per share (1).................................................  $      (.14) $      (.11) $      (.10)
    Weighed average number of shares outstanding (1).......................    3,660,514    3,784,623    4,185,555


                                                                                          DECEMBER 31, 1996
                                                                       DECEMBER 31,  ----------------------------
                                                                           1995         ACTUAL     AS ADJUSTED(2)
                                                                       ------------  ------------  --------------
BALANCE SHEET DATA:
 Cash, cash equivalents..............................................   $  246,721   $  1,254,250   $  6,688,415
  Working capital....................................................       34,798        955,071      6,389,236
  Total assets.......................................................      248,382      1,477,763      6,692,763
  Notes payable......................................................      204,400        --             --
  Deferred credit....................................................       --            180,000        180,000
  Total stockholders' equity (deficit)...............................   $ (167,941)  $    998,584   $  6,213,584


------------------------

(1) In each case, gives effect to a 3 1/3 to 1 reverse stock split effective December 20, 1996.


(2) Gives effect to the sale of 1,200,000 Units offered by the Company hereby at an initial public offering price of $5.375 per Unit , after deducting the underwriting discount and offering expenses.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        THE FOLLOWING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S FUTURE RESULTS MAY DIFFER CONSIDERABLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

        Since its founding in July 1992, the Company has been engaged in the development, through agreements with research institutions and pharmaceutical companies, of pharmaceutical and diagnostic products for age-related neurodegenerative diseases. To date, the Company has not had any revenue from the sale of products and does not expect to generate any revenue from product sales in the foreseeable future. The Company's accumulated deficit was $1,775,852 as of December 31, 1996.

        The Company has financed its operations through the sale of Common Stock and Convertible Notes and from option and license fees received from Athena Neurosciences ("Athena") and Cephalon, Inc. ("Cephalon"). The Company has raised a total of $1,665,000 from the sale of Common Stock in three private placement offerings resulting in gross proceeds as follows: $640,000 in 1992, $475,000 in 1995 and $550,000 in 1996. The Company issued Convertible Notes in 1994 and 1995, which provided gross proceeds to the Company of $210,000. In 1996, the Company recognized $180,000 in revenue under its option and license arangements. As of December 31, 1996, the Company had incurred a cumulative net loss of $1,775,852 and expects to incur substantial additional operational losses in the future.

        In February 1996, the Company entered into a letter of intent with Cephalon in conjunction with which the Company received a one-time payment of $20,000 in exchange for a license option.

        In April 1996, the Company entered into an exclusive License and Collaboration Agreement with Athena, which became a wholly-owned subsidiary of Elan Corporation plc ("Elan") as of July 1, 1996, for the development of certain estrogen compounds for chronic neurodegenerative diseases, such as Alzheimer's disease. During the term of the Athena agreement, Athena is obligated to pay the Company yearly license fees. In addition, Athena is obligated to pay the Company royalties based on future sales of products covered by the agreement. Athena is also obligated to pay certain research and development expenses and costs associated with performing clinical trials.

        In October 1996, the Company entered into an agreement with Cephalon on a non-exclusive basis for the license of intellectual property related to vitamin-D compounds for the treatment of neurodegenerative diseases. Cephalon is obligated to pay the Company yearly license fees that increase if the patent covering this technology is issued. The yearly maintenance fee also increases if Cephalon files for regulatory approval for one or more products covered by this technology. Cephalon is also obligated to pay the Company royalties based on future product sales.

        In June 1994, the Company entered into an agreement with Endocon (the "Endocon Agreement") to co-develop certain estrogens within subcutaneous drug delivery vehicles. As currently in effect, the Endocon Agreement focuses on the development of 17b-estradiol in a subcutaneous drug delivery vehicle for the treatment of Alzheimer's disease (NEURESTROL). Neither the Company nor Endocon is obligated to pay the other for any rights to intellectual property underlying their agreement or for development of the product. The Company and Endocon are currently in discussions regarding the execution of a license agreement for NEURESTROL which will supersede the Endocon Agreement, but which the Company expects will have no material effect on the results of operations or liquidity of the Company.

        Robert J. Leonard, a member of the Board of Directors, Vice President and shareholder of the Company, is the acting Chief Executive Officer of Endocon. Mr. Leonard will be excluded from acting on behalf of the Company in the negotiation and approval of any new license agreement with Endocon.

RESULTS OF OPERATIONS

    YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

        The Company had licensing and option revenues of $180,000 in 1996 as a result of the Company's agreement with Athena and payments from Cephalon vs. no revenues during the corresponding period for 1995. Total expenses were $594,423 in 1996, compared to $419,684 for 1995. The increase in operating expenses was principally due to an increase in general and administrative expenses of $103,241 or 40.4%, resulting primarily from increases in patent prosecution expenses associated with the filing of several patent applications and increased consulting and payroll costs.

        Research and development expenses in 1996 were $199,516 compared to $131,842 in 1995. The increase in research and development expenses of $67,674, or 51.3%, was attributable to increased spending on sponsored research.

    YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

        There were no licensing and option revenues in the years ended December 31, 1995 and 1994. Total expenses were $419,684 in 1995, compared to $526,961 in 1994. Total expenses decreased $107,277 or 20.4%, primarily due to a decrease in general and administrative expenses of $68,021 or 21.0% associated with a decrease in legal and patent expenses of approximately $56,000 due to reduced activity. Research and development expenses decreased by $67,812 or 34.0%, primarily due to a decrease in sponsored research expenses of approximately $56,000.

LIQUIDITY AND CAPITAL RESOURCES

        The Company has funded its operations since inception primarily through private placements of Common Stock and Convertible Notes. From its inception through December 31, 1996, the Company raised approximately $1,875,000 in total proceeds from these private placements.

        In December 1996, Neuroscience Partners Limited Partnership ("NPLP"), a limited partnership of which MDS Associes--Neuroscience Inc. ("MDS") is the general partner, purchased 214,287 shares of the Company's Common Stock, representing approximately 5.1% of the Company's outstanding Common Stock at December 31, 1996, for $500,000.

        Also in December 1996, the Company entered into a Royalty Purchase Agreement with NPLP pursuant to which NPLP paid the Company an additional $500,000 in exchange for the issuance by the Company of warrants to purchase Common Stock, a stock conversion privilege and the agreement by the Company to pay NPLP royalties based upon a certain percentage of the revenues earned from sales of, and license fees and other revenues received by the Company in connection with, estrogen products in certain applications. The value assigned to the warrants and the stock conversion privilege was $320,000 and was recognized as an addition to stockholders' equity. The value of the right to receive a certain percentage of future royalties was recorded as a deferred credit.

        In connection with foregoing transactions, Michael J. Callaghan, a principal of MDS, became a member of the Board of Directors of the Company.

        At the time of the foregoing transactions with NPLP, all of the Company's outstanding Convertible Notes, in the aggregate amount of $75,000, were converted into an aggregate of 75,000 shares of Common Stock.

        On December 31, 1996, the Company's cash and cash equivalents totaled $1,254,250.

        The Company's future cash requirements will depend on many factors, including the speed and progress of the Company's product development programs, the scope and results of clinical trials, the time and costs involved in obtaining regulatory approvals, the costs involved in filing, prosecuting and enforcing patents, competing technological and market developments and the cost of product commercialization. For the foreseeable future, the Company's cash requirements will exceed its revenues. The Company intends to seek additional funding through agreements with suitable corporate collaborators and through public or private financing. There are no assurances that strategic alliances, or any public or private financing, will be available on acceptable terms, if at all. If adequate funds are not available, the Company may be required to delay, reduce the scope of, or eliminate one or more of its product development programs.

        The Company estimates that its existing capital resources, including the net proceeds of this offering and interest thereon will be sufficient to fund its current and planned operations through approximately March 1999. There can be no assurance, however, that changes in the Company's product development plans or other changes affecting the Company's operating expenses will not result in the expenditure of these resources before such time.

                                    BUSINESS

        THE FOLLOWING BUSINESS SECTION CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER CONSIDERABLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

        Apollo BioPharmaceutics, Inc. ("Apollo" or the "Company") is a development-stage company which is engaged in the development, through agreements with research institutions and pharmaceutical companies, of proprietary drugs that protect brain cells from damage caused by disease, injury and aging. The Company's target applications include the treatment of Alzheimer's disease, Parkinson's disease, brain damage resulting from stroke and other age-related diseases and conditions. The Company's lead product candidates are based on naturally-occurring hormones that have been demonstrated by Company-sponsored research to protect brain cells from damage caused by disease, trauma and aging. The Company's major product initiatives are based on estrogen compounds, calcitriol or vitamin D-related compounds and other types of neurosteroids.

        ABPI-124 and NEURESTROL-REGISTERED TRADEMARK-, two of the Company's lead product candidates, are in development by the Company and its partners for the prevention of neurodegeneration in Alzheimer's disease. ABPI-124 is a type of estrogen that the Company's management believes will be useful in preventing brain cell death without inducing feminizing side effects (e.g. breast enlargement) and therefore could be used to treat men as well as women. NEURESTROL is an estrogen-based, subcutaneous implant in development for the long-term, controlled delivery of estrogen in a single dose for the treatment of Alzheimer's diesease. NEURESTROL is the subject of an Investigational New Drug Application for Phase I testing in humans. An additional product candidate, NEUROCALC-TM-, a derivative of vitamin D, is currently being evaluated in a small number of patients with Alzheimer's disease in a trial funded by the National Institutes of Health at the University of Kentucky Medical School. The Company continues to sponsor testing of these as well as other potentially neuroprotective compounds for efficacy in the treatment of other neurodegenerative conditions such as Parkinson's disease, Age-Related Memory Impairment and brain-cell death from stroke. In addition to its pharmaceutical product candidates, the Company is also currently evaluating a Hormone Responsiveness Diagnostic test that may predict responsiveness to hormone therapy.

        Development of the Company's products to date has been based, in large part, on intellectual property it has licensed from, and research it has sponsored at, the medical schools of two universities. The Company intends to continue to acquire licenses to intellectual property that could advance the Company's product development efforts. Two patents licensed exclusively to the Company have recently been issued in the United States. The first patent covers the use of estrogen compounds for neuroprotection in the treatment of certain diseases, including Alzheimer's disease, and the second patent covers the Company's Hormone Responsiveness Diagnostic test.

        The Company's commercialization strategy is to enter into strategic alliances with biotechnology and pharmaceutical companies for the development and marketing of its product candidates. The Company currently has strategic alliances with Athena Neurosciences, Inc. ("Athena"), for the development of estrogen products for chronic neurodegenerative diseases, and with Endocon, Inc. ("Endocon"), for the joint development of NEURESTROL. Mr. Robert J. Leonard, a member of the Board of Directors, Vice President and shareholder of the Company, is the acting Chief Executive Officer of Endocon. The Company plans to seek additional strategic partners for the development of its product candidates.

BACKGROUND

    INTRODUCTION

        The human brain contains some 10 billion cells known as neurons, each of which has connections with many other neurons. Sensory, motor and cognitive activities are all governed by this complex network of brain cells each member of which communicates with other neurons across junctions known as synapses. Communication between neurons involves chemical "messengers" known as neurotransmitters, which are released by the sending neuron and bind to corresponding receptors on the receiving neuron after crossing a synapse. In many neurodegenerative diseases like Alzheimer's and Parkinson's, this communication malfunctions, largely as a result of brain cell death.

        The treatment of many diseases is facilitated by cell regeneration, a natural component of human healing. However, in the highly complex realm of neurological diseases, treatment is more difficult because brain cells do not naturally regenerate. Currently available drugs for the treatment of some neurological disorders act by increasing or replacing supplies of some neurotransmitters. The benefits realized from these drugs are limited, however, because the eventual loss of brain cells, without regeneration, means there are fewer brain cells for neurotransmitters to activate. The Company's proposed products are intended to prevent the deterioration and death of these brain cells.

    BRAIN CELL LOSS DURING AGING

        Neurons do not multiply after birth. As adults age, the number of brain cells decreases as cells die and are not regenerated, even in the absence of disease. The rate of brain cell loss varies from individual to individual. The genetic or environmental causes that determine the rate of brain cell loss during aging are unknown. The progressive and cumulative effect of brain cell loss over a prolonged period results in many physiological changes and short-term memory loss.

        There is evidence suggesting that almost everyone who lives long enough is subject to some form of age-related disease, such as Alzheimer's or Parkinson's, each of which is generally associated with brain cell loss in different regions of the brain. The prevalence of many neurodegenerative diseases increases with aging. Scientific studies have shown that, although less than 5% of individuals below age 65 have Alzheimer's disease, this prevalence increases almost exponentially over age 65, with the result that as many as 50% of individuals over 85 years of age may have Alzheimer's disease to some extent. Thus, aging itself is a major risk factor for many types of neurodegenerative diseases.

        The following table summarizes physiological changes in various parts of the brain in both normal and disease-related situations.


                           BRAIN CELL LOSS AND OTHER DEGENERATIVE CHANGES
                              THAT OCCUR IN AGING AND CERTAIN DISEASES

                    NORMAL CHANGES DURING
  BRAIN REGION              AGING                ALZHEIMER'S DISEASE         PARKINSON'S DISEASE
----------------  --------------------------  --------------------------  --------------------------
Hippocampus and   -Loss of neurons in         -Extensive neuron
Amygdala           subiculum                  degeneration/death
                  -Some other loss neuron or  -Extensive amyloid plaques
                   shrinkage                  and neurofibrillary
                  -Few amyloid plaques        tangles
                  -Few neurofibrillary
                  tangles

Cerebral Cortex   -Large neurons shrink or    -Neurons die                -Lewy bodies
                  die                         -Extensive amyloid
                  -Few amyloid plaques        plaques
                  -Few neurofibrillary        -Extensive neurofibrillary
                  tangles                     tangles

Basal Forebrain   -Shrinkage of neurons       -Loss of cholinergic        -Some loss of cholinergic
                  -Decline in acetylcholine   neurons                      neurons
                   content                    -Extensive loss of acetyl-
                                              choline

Substantia Nigra  -Gradual loss of dopamine                               -Extensive loss of DA
and Basal         (DA) neurons in the                                     neurons in substantia
Ganglia           substantia nigra                                        nigra
                  -Gradual decline of DA                                  -Lewy bodies
                  receptors in basal ganglia

Locus Coeruleus   -Significant but gradual    -Loss of neurons in some    -Loss of neurons
                   loss of neurons with       cases                       -Lewy bodies
                   aging
Note: See glossary for technical definitions.


    HORMONAL CHANGES DURING AGING

        The brain controls the output of certain hormones, including estrogen, which in turn controls the function of many different organs in the human body. Many neuroendocrine hormones (e.g., growth hormone, estrogen and progesterone) undergo age-related declines which can lead to deterioration of tissues and organs and the malfunctioning of major organ systems. These include the thymus, kidneys, cardiovascular system, muscle and bone. Recent studies have shown that hormone replacement therapy can be used to bypass, and even reverse, the degenerative effects of these dwindling hormones. For example, estrogen administered to postmenopausal women has been shown to protect against osteoporosis and cardiovascular disease.

    ESTROGEN AND PREVENTION OF ALZHEIMER'S DISEASE

        Several clinical studies have shown that women undergoing estrogen replacement therapy tend to be diagnosed with Alzheimer's disease about half as frequently as women who are not taking estrogen supplements. In one study in which the post-mortem records of 2,519 women were analyzed, there was a significant difference in the apparent incidence of Alzheimer's disease among women who had taken estrogen as compared to women who did not take estrogen. The National Institutes of Health is currently sponsoring a study to evaluate the effectiveness of a certain commercially-marketed estrogen product in post-menopausal women with Alzheimer's disease.

        A separate clinical study, published in 1996 in the medical journal THE LANCET, analyzed a group of 1,124 women over a five-year period. In each year of the study, approximately 3% of the women who took estrogen supplements developed Alzheimer's disease, while approximately 8% of the women who did not take the hormone developed the disease. Furthermore, the women who took estrogen and did develop Alzheimer's disease developed it later than women who did not take estrogen. The graph below, excerpted from the article in THE LANCET, shows the significant difference in the age of onset of Alzheimer's disease between women taking estrogen compared to women who did not take estrogen. Among 90 year olds, for example, approximately 50% of the women who never took estrogen had some form of Alzheimer's disease whereas only approximately 10% of women using estrogen for more than one year had Alzheimer's disease. The researchers concluded that estrogen use leads to a reduction in the incidence and a delay in the onset of Alzheimer's disease. Management expects that the Company's estrogen-based products will also reduce the incidence and delay the onset of Alzheimer's disease.

[Graph showing the relative effects of estrogen at differing durations of use by elderly women in delaying the onset of Alzheimer's disease.]

(Excerpted with permission. Graph reprinted from M-X Tang, D. Jacobs, Y. Stern, et al., "Effect of oestrogen during menopause on risk and age at onset of Alzheimer's disease," vol. 348, no. 9025, pp. 429-32. -C- by THE LANCET, 1996.)

BUSINESS STRATEGY

    STRATEGIC FOCUS ON HORMONES AND NEUROPROTECTION

        The Company's overall business strategy is to identify and develop neuroprotective products that are based on substances produced by the human body. The Company's lead product candidates are based on hormones such as estrogens which have been demonstrated by the Company's sponsored research to protect brain cells from the damage caused by disease, trauma or aging. The Company is developing and evaluating a number of products for the treatment of Alzheimer's disease, Parkinson's disease and brain damage resulting from stroke. By understanding the mechanisms by which these substances protect brain cells from death and damage, the Company intends to design new products which have improved properties and which will be useful for treating a wide range of neurodegenerative diseases. The Company's lead product candidates are currently in various stages of development.

    ACQUISITION AND LICENSING OF INTELLECTUAL PROPERTY

        The Company has acquired and plans to continue to acquire proprietary rights to intellectual property and technologies which have been developed at universities and other research institutions. In exchange for exclusive licenses, the Company has sponsored several research programs at the University of Florida School of Medicine and the University of Kentucky School of Medicine. See "--Intellectual Property Rights." To date, all of the Company's basic research has been conducted in academic laboratories through sponsored research programs. The Company has also outsourced most of its regulatory and clinical development activities. The Company's strategy has been to use outside resources for research and development activities in order to minimize fixed costs and preserve capital. Although the Company plans to lease a small laboratory facility in the future, it intends to continue this outsourcing strategy in order to preserve its capital. See "Use of Proceeds."

    PRODUCT COMMERCIALIZATION THROUGH STRATEGIC ALLIANCES

        The Company does not intend to become a fully-integrated pharmaceutical company combining marketing, sales, manufacturing and regulatory capabilities. Rather, the Company's strategy is to enter into strategic alliances with biotechnology and pharmaceutical companies that have the technological resources, operational expertise or financial resources that will aid in the development and sale of the Company's products. The Company has entered into two strategic alliances to date: (i) Athena, for the development of certain estrogen compounds for chronic neurodegenerative diseases; and (ii) Endocon, for the co-development of NEURESTROL. There can be no assurance that either of these alliances will result in the development of any products. See "--Strategic Alliances and Licenses."

PRODUCTS IN DEVELOPMENT

        The Company's lead product candidates, which are based on hormones such as estrogen, are designed to protect brain cells from the damage caused by disease, trauma or aging. The predominant circulating form of estrogen in the body is 17b-estradiol, which is produced primarily by the ovaries. Only small amounts of 17b-estradiol are produced in women after menopause. Men of all ages have small amounts of circulating estrogen produced by the conversion of male hormones. Estrogen is used by many women following the menopause in hormone replacement therapy to treat hot flashes, and to protect against osteoporosis and cardiovascular disease. In the United States, an estrogen product known as Premarin, produced from the urine of horses, is widely used. Several clinical studies have indicated that estrogen use may reduce the incidence and delay the onset of Alzheimer's disease. Even though none of the Company's estrogen-based product candidates has been tested in humans with respect to neuroprotection, management believes that the potential effectiveness of the Company's products is supported by reported results of research conducted by others on similar compounds. See "--Estrogen and the Prevention of Alzheimer's Disease."

        The following table summarizes the Company's most advanced product candidates currently in development, along with the disease targets, strategic partners and commercial rights associated with each product candidate. In the future, the Company may choose to evaluate these product candidates for the treatment of other diseases or for prophylaxis of certain neurodegenerative diseases. All information presented in this table is qualified by more detailed descriptions presented elsewhere in this Prospectus.

                         APOLLO BIOPHARMACEUTICS, INC.
                           PRODUCTS UNDER DEVELOPMENT

                                                                          STRATEGIC PARTNERSHIP
     PROGRAM/LEAD                                                         ------------------------------------
      COMPOUND(1)             DISEASE TARGET       DEVELOPMENT STATUS(2)  COMMERCIAL RIGHTS      RELATIONSHIP
-----------------------                            ---------------------  ------------------  -------------------

ESTROGEN COMPOUNDS

    ABPI-124             -Alzheimer's disease      Lead candidate(3)      Athena              Exclusive license
                         -Parkinson's disease      Planning(4)            Athena              Exclusive license
                         -Other chronic            Planning(4)            Athena              Exclusive license
                          neurodegenerative
                          diseases
                         -Stroke and other acute   Research(5)            Athena              Right of first
                          neurodegenerative                                                   refusal for
                          diseases                                                            exclusive license

    NEURESTROL           -Alzheimer's disease      IND filed(6)           Apollo/Endocon      Co-development
                         -Parkinson's disease      IND filed              Apollo/Endocon      Co-development
                         -Age-Associated Memory    IND filed              Apollo/Endocon      Co-development
                          Impairment

CALCITRIOL-RELATED
  COMPOUNDS

    NEUROCALC            -Alzheimer's disease      Physician's Phase      Apollo(9)           (10)
                                                   I(7)

    OTHER VITAMIN D      -Alzheimer's disease      Research               Apollo(9)           (10)
      COMPOUNDS
                         -Other chronic            Planning               Apollo(9)           (10)
                          neurodegenerative
                          diseases

OTHER NEUROSTEROIDS      -Chronic neuro-           Research               Apollo              (10)
                          degenerative diseases
                         -Acute neuro-
                          degenerative diseases

HORMONE RESPONSIVENESS   -Determination of         Clinical testing(8)    Apollo              (10)
  DIAGNOSTIC              responsiveness

------------------------------

(1) Patent applications have been filed in the United States and in various countries with respect to each Program/Lead Compound. Patents have been issued on the use of estrogen compounds, the Endocon drug delivery technology used in Neurestrol, and the Hormone Responsiveness Diagnostic. See "Intellectual Property Rights."

(2) Each of the Company's lead compounds which is a new drug must undergo several steps in order to receive the regulatory approval necessary for it to be manufactured and marketed. Such steps generally include, in chronological order (i) the conducting of preclinical laboratory and animal tests with the lead compound; (ii) submission to the FDA of an IND covering the lead compound (which IND must be approved by the FDA before human clinical trials may start); (iii) performance of human clinical trials on the lead compound (typically, human clinical trials are conducted in three steps: Phase I (the testing of the lead compound in a small number of healthy human subjects); Phase II (testing of the lead compound with groups of patients afflicted with a specific disease or condition); and Phase III (large-scale, multi-center comparative trials); and (iv) submission to FDA of an NDA covering the lead compound, which NDA must contain the results of the preclinical and clinical trials as well as information on product composition and manufacturing processes. The NDA must be approved by the FDA before commercial marketing of the lead compound may begin.

(3) "Lead candidate" means that a particular compound (or compounds) has been selected for further preclinical study, based on positive results from one or more IN VITRO or IN VIVO disease models.

(4) "Planning" means that the disease target is being assessed by the Company for potential future research and clinical activities.

(5) "Research" means that research is underway by the Company to synthesize and/or select compounds for further development.

(6) "IND filed" means that an Investigational New Drug Application has been submitted to the FDA to initiate human testing. This IND was co-sponsored by Endocon and the Company. Phase I dosing studies on female volunteers is to be conducted at the National Institutes of Health (NIH).

(7) "Physician's Phase I" means that a Phase I human trial is being conducted based on a Physician's IND. In the case of NEUROCALC, the Physician's IND was filed by an independent physician and a small NIH-funded study is underway in humans at the University of Kentucky School of Medicine.

(8) "Clinical testing" means that, in the case of the Company's diagnostic initiative, the Hormone Responsiveness Diagnostic test has been, and continues to be, evaluated using blood samples from human volunteers.

(9) The Company has sublicensed to Cephalon, on a non-exclusive basis, certain of the Company's rights to its intellectual property in the vitamin-D area for neuroprotection. See "--Strategic Alliances and Licenses."

(10) The Company will evaluate the potential for sublicensing these potential products and programs to corporate partners in the future, as appropriate.

        The Company's product candidates are hormones or compounds similar in structure to known hormones, including estrogen, as well as compounds based on vitamin D, which are able to penetrate the blood-brain barrier due to their physical characteristics. The blood-brain barrier is a physical structure formed by a tight network of cells which separates the brain from the circulatory system and which restricts the passage of most molecules into the brain. Normally, access to the brain occurs only through the circulation of blood. Large proteins, such as nerve growth factor and other neurotrophic factors, cannot gain access through the blood-brain barrier on their own. While the blood-brain barrier serves to protect the brain from being exposed to potentially harmful compounds, it makes delivery of pharmaceutical drugs extremely difficult, requiring either a short-term breakdown of the barrier, the physical placement of a shunt through the skull for the direct delivery of drugs or the use of a chemical carrier system. These procedures are difficult to implement and can be risky or invasive. Inaccessibility of the brain due to the blood-brain barrier has greatly limited drug development for the treatment of diseases of the central nervous system. The Company's product candidates are expected to diffuse to the brain through the blood-brain barrier.

    ESTROGEN COMPOUNDS

        Estrogens are believed to act directly on brain cells to reduce the incidence and to delay the onset of Alzheimer's disease. Estrogens readily enter the brain and interact with brain cells to provide neuroprotection. Estrogens have been shown to be highly neuroprotective in situations where brain cell viability is compromised by trauma, or by glucose or oxygen deprivation. Activation of estrogen receptors at other sites in the body causes cell growth in the breast, the uterus and the endometrium. Currently, the use of estrogen therapy is not recommended for men due to its feminizing side effects (e.g. breast enlargement), or for certain women because of a history of breast cancer or because of some women's intolerance to the hormonal side effects of estrogens. Discoveries resulting from the Company's sponsored research indicate that it is possible for estrogens to act on brain cells through a novel mechanism that does not require the estrogen to bind to its normal receptor. Management believes that this mechanism would result in fewer hormonal side effects. This novel approach should enable the Company to design and evaluate a variety of estrogens that lack sex hormone activity and therefore will be useful in the treatment of men, as well as women.

        The Company's lead product candidates in this area are ABPI-124 and NEURESTROL. Both products are in development primarily to treat neurodegeneration associated with Alzheimer's disease. ABPI-124 is a trademark of the Company representing certain novel estrogens for use in the prevention of neurodegeneration. ABPI-124 is being developed by the Company together with Athena for the treatment of Alzheimer's disease. See "--Strategic Alliances and Licenses." ABPI-124 has been shown by the Company's sponsored research to protect brain cells, while it is not known to interact with other tissues. Management believes that ABPI-124 and related products will have specificity for the central nervous system and therefore will have fewer side effects than compounds which are active as sex hormones. The Company and Athena are currently evaluating ABPI-124 and other compounds in Athena's proprietary animal model for Alzheimer's disease. The Company is the exclusive licensee of a broad patent recently issued in the United States covering the use of estrogen in the prevention of neurodegeneration, including the treatment of Alzheimer's disease.

        NEURESTROL is the brand name for 17b-estradiol formulated within Endocon's bioerodible implant for the treatment of women with neurodegenerative diseases, such as Alzheimer's. NEURESTROL is delivered in the form of a small pellet, inserted into the underside of a patients' forearm, which is capable of the sustained release of an active drug for in excess of one year. Because the pellet is fully bioerodible, there is no need for its retrieval. This type of formulation is expected to greatly increase patient compliance and will relieve a burden currently placed on caregivers of patients undergoing long-term therapy. The Company and Endocon have agreed to co-develop NEURESTROL. See "--Strategic Alliances and Licenses." The Company and Endocon have submitted an IND for NEURESTROL to the FDA in order to begin Phase I dosing studies on female volunteers at the National Institutes of Health. NEURESTROL is the subject of intellectual property licensed to the Company on the use of estrogens for neuroprotection and numerous Endocon patents related to the proprietary delivery system. See "--Intellectual Property Rights."

    CALCITRIOL-RELATED COMPOUNDS

        As people age, develop neurodegenerative disease or are subjected to injury, their brain cells tend to accumulate calcium in greater quantities than brain cells of young, healthy people. This is due, in part, to the inability of aged, diseased or injured brain cells to extrude calcium efficiently. Calcium accumulation in brain cells, especially over long periods of time, can make brain cells increasingly vulnerable to certain environmental factors and can lead to brain cell death. Levels of calcium in the body are regulated by complex interactions of a number of "calcitropic" hormones, including calcitriol. In aging and neurodegenerative diseases, such as Alzheimer's, these hormones can become inappropriately regulated. Several studies have indicated that Alzheimer's patients have low vitamin-D levels. Low serum calcium and phosphorous levels (which are indicative of low vitamin-D activity) are believed to precede the onset of Alzheimer's disease symptoms. Calcitriol, the active metabolite of vitamin D, is an extremely potent hormone that regulates calcium and phosphorous levels. NEUROCALC is the Company's brand name for calcitriol. The Company's academic partners have demonstrated that animals treated with calcitriol for 8-12 months show significant neuroprotection and a greater density of brain cells than animals without calcitriol administration.

        A small-scale human trial sponsored by the National Institutes of Health is underway at the University of Kentucky School of Medicine to evaluate the therapeutic effectiveness of NEUROCALC in deterring the long-term progression of Alzheimer's disease.

        The Company has plans to produce its own and/or license from other companies or research institutions certain novel vitamin-D compounds and evaluate these compounds for efficacy in the treatment of neurodegenerative disorders. If any of these compounds are identified, the Company may further test these compounds in humans. In addition, the Company has entered into a non-exclusive license relationship with Cephalon pursuant to which the Company has licensed to Cephalon certain of its intellectual property in this area. See "--Strategic Alliances and Licenses." The Company may choose to issue additional licenses to its intellectual property in this field.

    ADDITIONAL COMPOUNDS IN DEVELOPMENT

        Neurosteroids are a class of steroidal compounds located in the central nervous system that have a wide range of effects on brain cells. The Company has sponsored research to design and produce a number of additional neurosteroid compounds in order to test their ability to protect against brain cell death. A library of approximately 40 compounds has been synthesized in connection with the Company's sponsored research. These include certain compounds derived from adrenal steroids such as dehydroepiandrosterone (DHEA) (which has been shown in animal studies to have memory-enhancing effects) and dehydroepiandrosterone sulfate (DHEAS). Research sponsored by the Company indicates that certain structural properties of a number of other neurosteroids can predict their neuroprotective activity, which could assist the Company in the design of additional compounds and new product candidates. The Company and the University of Florida School of Medicine have two patents pending in this area.

    HORMONE RESPONSIVENESS DIAGNOSTIC

        Estrogen replacement therapy is currently being used by millions of women worldwide for the treatment of menopausal symptoms, including hot flashes, and to protect against osteoporosis and cardiovascular disease. Despite its widespread use, estrogen replacement therapy is currently prescribed without information as to whether the treatment will be effective and as to the optimal dosages for individual patients. There is a need for tools which can better determine appropriate treatment guidelines.

        The Company is developing a Hormone Responsiveness Diagnostic test, a proprietary diagnostic blood test that predicts how well patients will respond to hormone therapy. To date, clinical evaluation of the test has been conducted with approximately thirty people of both sexes and of various ages. The Company plans to expand this testing significantly. A United States patent has recently been issued on this diagnostic test and has been licensed to the Company on an exclusive basis. Management expects that information derived from this diagnostic test will aid clinicians in designing rational long-term hormonal treatment protocols.

STRATEGIC ALLIANCES AND LICENSES

    ATHENA NEUROSCIENCES, INC.

        In April 1996, the Company entered into a License and Collaboration Agreement with Athena (the "Athena Agreement") in which the Company granted to Athena an exclusive, worldwide license (with the right to sublicense), under certain of the Company's patent rights, to develop and commercialize certain estrogen compounds for the treatment of chronic neurodegenerative diseases (i.e., those with a treatment duration of six months or more), including Alzheimer's disease. Athena also has the first right to fund any proposal of the Company for acute indications in exchange for an exclusive license. These rights are exercisable on a case-by-case basis. Under the Athena Agreement, research and product development is managed by a joint committee with two representatives from each company.

        The Athena Agreement provides for the payment by Athena of an annual maintenance fee until an NDA is approved for a product incorporating a licensed compound, after which Athena will pay a royalty based on Athena's direct net sales. The Company would also receive a portion of any income Athena receives from fees and sales of licensed products by Athena's sublicensees. Athena has the responsibility to fund all research and clinical expenses approved by the joint committee and to undertake reasonable efforts to develop estrogen products under its license, and will receive a credit against royalties for its research and development expenses. Athena may terminate the agreement at any time, in its sole discretion, upon 90 days' written notice.

    ENDOCON, INC.

        In June 1994, the Company entered into an agreement with Endocon (the "Endocon Agreement") to co-develop certain estrogens within subcutaneous drug delivery vehicles. As currently in effect, the Endocon Agreement focuses on the development of 17b-estradiol within a subcutaneous drug delivery vehicle for the treatment of Alzheimer's disease (NEURESTROL). Neither the Company nor Endocon is obligated to pay the other for any rights to intellectual property underlying the Endocon Agreement or for development of the product. The Company and Endocon each have the right to terminate the agreement upon 60 days' notice to the other party, provided that the terminating party will grant an exclusive, fully-paid license to the non-terminating party to continue to develop and market NEURESTROL independently.

        The Company and Endocon are currently in discussions regarding the execution of a license agreement for NEURESTROL which will supercede the Endocon Agreement.

        Robert J. Leonard, a member of the Board of Directors, Vice President and shareholder of the Company, is the acting Chief Executive Officer of Endocon. Mr. Leonard will be excluded from acting on behalf of the Company in the negotiation or approval of any new license agreement with Endocon.

    CEPHALON, INC.

        In November 1996, the Company entered into a Nonexclusive Sublicense Agreement with Cephalon (the "Cephalon Agreement") in which certain rights to its intellectual property in the vitamin-D area (see "--Calcitriol-Related Products") for neuroprotection were licensed on a non-exclusive basis to Cephalon. Under the Cephalon Agreement, the Company will receive annual maintenance payments, which escalate upon the achievement of certain milestones, and a royalty based on product sales including a minimum royalty.

THERAPEUTIC TARGET MARKETS

    THE AGING POPULATION AND DISEASE MANAGEMENT

        During the national debate on the reform of the health care system in the United States, major pharmaceutical companies studied outcomes data on non-pharmaceutical interventions, i.e. hospitalization, earliest possible release dates, readmittances and long-term care (nursing homes and rehabilitation facilities). These studies showed that an integrated approach to broad areas of disease management would result in both superior outcomes as well as greater profitability than earlier industry paradigms. Accordingly, pharmaceutical companies have sought to develop and license a range of diagnostic and pharmaceutical interventions that could result in shorter hospital stays and reduced reliance on long-term in-patient care of the aging population. Cognitive problems and the incidence of Alzheimer's disease increase with age and thereby put the patient at considerable risk of mismedication, falls and generally poor attention to personal health matters--all resulting in increased hospital admittances and protracted long-term in-patient care.

        Management believes that the Company's therapeutic and diagnostic product candidates could become significant tools in neurodegenerative disease management and address significant market opportunities. As the population ages and baby boomers reach retirement age the number of people with one or more neurodegenerative disease is expected to increase exponentially.

    ALZHEIMER'S DISEASE

        Alzheimer's disease is a complex neurodegenerative disease characterized by brain atrophy. The progression of the disease always leads to memory loss and dementia. The course of Alzheimer's disease typically runs eight or more years and results in death. The earliest sign of the disease is an impairment in short-term memory and intellectual ability. Over the course of the disease, memory loss becomes severe, ability to reason deteriorates, and patients become depressed, agitated, irritable and restless. In the final stages of the disease, patients become unable to care for themselves and frequently require long-term care in nursing homes.

        Alzheimer's disease is directly correlated to aging. Less than 5% of persons between the ages of 60 and 65 have the disease, while approximately 50% of persons over the age of 85 have the disease. According to the National Alzheimer's Association, over four million Americans currently suffer from Alzheimer's disease and the direct costs associated with their diagnosis, treatment and care is approximately $100 billion per year. The prevalence of this disease is expected to increase to 14 million persons in the United States by the year 2050. There is no treatment currently available to slow the progression of the disease.

    PARKINSON'S DISEASE

        Parkinson's disease is associated with trembling of the arms and legs, stiffness and rigidity of muscles and slowness of movement. These symptoms are caused by a chemical imbalance in the brain caused by the loss of key brain cells. Parkinson's disease is characterized by neuron loss in the substantia nigra and the locus coeruleus regions of the brain. Parkinson's disease can cause depletion of 70% or more of the cells in these regions.

        Approximately 10% of patients with Parkinson's disease also experience dementia. The American Academy of Neurology estimates that there are approximately 1,000,000 persons afflicted with Parkinson's disease in the United States. The total direct health care costs in the United States have been estimated to be $340 million annually. Although there are a number of pharmaceuticals in use today to treat Parkinson's disease, their effects are only temporary and none can treat the underlying neurodegeneration associated with the disease.

    STROKE

        Most strokes are caused by blockage of critical blood vessels leading to the brain. This causes a reduction in blood flow to the brain and results in deprivation of oxygen in the affected regions ("ischemia"). Ischemia, in turn, leads to the death of brain cells. Brain cell death following stroke is the major cause of stroke-related disability, including paralysis, impaired cognition and loss of sensation.

        Stroke is a leading cause of morbidity and mortality in the United States. According to the American Heart Association (the "AHA"), approximately 500,000 persons in the United States have new or recurrent strokes each year. While 30% of stroke victims die within a year, the AHA estimates that there are 3,820,000 stroke survivors in the United States today. Many stroke survivors suffer stroke-related crippling disabilities and require long-term care at enormous cost. The American Academy of Neurology estimates that $30 billion is spent annually in the United States on stroke-related hospital, physician and rehabilitation expenses. Currently, there are no products available that minimize stroke-related brain damage.

    ACUTE NEUROLOGICAL INJURY

        Acute neurological injury can result from decreased blood flow to the brain during cardiac surgery as well as from hypoglycemia (brain glucose deficiency) and trauma (injury). In each case, the injury can lead to damage or to the death of brain cells. The death of brain cells is largely due to the deprivation of oxygen, as in stroke.

        Between 400,000 and 500,000 people in the United States undergo coronary bypass operations each year. Approximately 10% of coronary by-pass patients suffer neurological side effects due to occlusion (blockage) of small blood vessels leading to the brain and brain damage ranging from minor cognitive deficits to debilitation. Trauma due to brain or spinal injury is also a major cause of morbidity in the United States, afflicting over 500,000 persons annually. Brain cell death and brain damage caused by recurrent and untreated hypoglycemia is less well characterized but is estimated to occur in about 100,000 persons annually in the United States. Currently, there are no therapeutic products on the market to prevent, treat or limit damage in acute neurological injury.

    AGE-ASSOCIATED MEMORY IMPAIRMENT

        Age-Associated Memory Impairment (AAMI) is an age-associated disorder that is characterized by memory loss in otherwise healthy, elderly individuals. Persons with AAMI experience a gradual decline in the ability to perform the tasks of daily life dependent on memory, as compared to the overall population of same-aged individuals. Age-related memory loss is frequently described as "normal." Presently the causes of AAMI are not well understood. However, brain cell death with aging has been reported to occur in certain regions of the brain implicated in memory. Currently, there is no pharmacological treatment for AAMI. Although several classes of experimental drugs have been proposed in the scientific literature to treat AAMI, none has proved efficacious to date in humans.

INTELLECTUAL PROPERTY RIGHTS


        The Company is the exclusive licensee of two patents issued in the United States, as well as a number of patent applications that are currently pending in various countries. The Company is also the co-owner of two patent applications which are pending. In addition, the Endocon drug delivery technology used in NEURESTROL and licensed to the Company is the subject of 14 patents and one pending application. The Company also has exclusive options to acquire additional licenses from the University of Florida School of Medicine and the University of Kentucky School of Medicine related to research programs which have been sponsored by the Company. The Company has filed and will continue to file patent applications in the United States and in foreign countries throughout the world in order to protect intellectual property of its own and intellectual property which it has licensed. The Company intends to maintain an aggressive strategy for filing, maintaining and prosecuting its intellectual property. The Company's success in large part will depend on its ability to obtain patent protection in various jurisdictions relating to the technologies, processes and products it is developing and may develop in the future. The Company also intends to rely on trade secrets to protect certain other technologies (e.g., animal models for aging) which may be used in discovering and evaluating new drugs which could become marketable products. To protect its inventions, trade secrets and other proprietary information, the Company has confidentiality agreements in place with its staff, consultants and scientific and clinical advisors. See "Risk Factors."

    ESTROGEN COMPOUNDS

        In December 1993, the Company was granted an exclusive worldwide license from the University of Florida Research Foundation, Inc. (the "UFRFI") to certain technology developed at the University of Florida School of Medicine related to a method of protection against brain-cell loss using estrogen compounds. The agreement was amended in October 1996. In consideration of the grant of the license, the Company has funded certain research programs at the University of Florida School of Medicine and agreed to pay a royalty based on product sales. The Company extended its research contract through the end of 1997. A U.S. patent on this technology that has been licensed to the Company was issued in September of 1996 and covers the use of estrogen compounds for the treatment of neuron loss in a subject, including a subject with Alzheimer's disease. Corresponding patent applications are pending in the United States and several other countries throughout the world. The Company entered into an agreement with Athena in April 1996 for the clinical development and marketing of estrogen products for chronic neurodegenerative diseases. See "--Strategic Alliances and Licenses."

    CALCITRIOL-RELATED COMPOUNDS

        In April 1993, the Company was granted an exclusive worldwide license from the University of Kentucky Research Foundation to certain technology developed at the University of Kentucky School of Medicine related to a method of protection against brain-cell loss using vitamin-D derivatives and compounds which bind the vitamin-D receptor. In consideration of the grant of the license, the Company funded certain research programs at the University of Kentucky School of Medicine and agreed to pay a royalty based on product sales. Patent applications in the U.S. and foreign jurisdictions are currently pending. The Company entered into a non-exclusive license agreement with Cephalon in November 1996 covering certain of the Company's rights in the vitamin-D area for neuroprotection. See "--Strategic Alliances and Licenses."

    HORMONE RESPONSIVENESS DIAGNOSTIC

        In September 1994, the Company was granted an exclusive worldwide license from the UFRFI to certain technology developed at the University of Florida School of Medicine related to a method of diagnosing hormonal responsiveness using an IN VITRO sample. In consideration of the grant of the license, the Company has committed to pay a royalty based on product sales. A U.S. patent was issued on this technology in August 1996 and claims a method of diagnosis as well as the diagnostic kit itself. Corresponding patent applications are pending in the United States and several other countries throughout the world.

COMPETITION

        Competition in the area of pharmaceutical products is intense. There are many companies, both public and private, including well-known pharmaceutical companies, that are engaged in the development of products for certain of the applications being pursued by the Company. The Company's larger competitors include Amgen, Inc., Warner-Lambert Co., Bristol-Meyers Squibb Company, Glaxo Wellcome plc, Regeneron Pharmaceuticals, Inc., Hoechst Marion Roussel Ltd. and Pfizer, Inc., as well as Athena. There are other public and private companies that are also developing products to treat neurodegenerative diseases. There may be other companies of which the Company is not aware with product development programs similar to those of the Company. Many of the Company's competitors have substantially greater financial, research and development, manufacturing and marketing experience and resources than the Company and represent substantial long-term competition for the Company. These companies may succeed in developing pharmaceutical products that are more effective and/or less costly than any products that may be developed by the Company or its strategic partners. The Company is aware of two products currently being marketed for the treatment of cognitive deficits in Alzheimer's disease, COGNEX and ARICEPT, neither of which slows the progression of the disease or protects brain cells. Both products are acetylcholinesterase inhibitors and act by increasing levels of a deficient neurotransmitter.

        Factors affecting competition in the pharmaceutical industry vary, depending on the extent to which a competitor is able to achieve a competitive advantage based on its proprietary technology. If the Company is able to establish and maintain a significant proprietary position with respect to its products, competition will likely depend primarily on the effectiveness of the product and the number and severity of its unwanted side effects as compared to alternative products.

        The industry in which the Company competes is characterized by extensive research and development efforts and rapid technological progress. Although the Company believes that its proprietary position may give it a competitive advantage with respect to its proposed drugs, new developments are expected to continue and there can be no assurance that discoveries by others will not render the Company's potential products noncompetitive. The Company's competitive position also depends on its ability to attract and retain qualified scientific and other personnel, develop effective proprietary products, implement development and marketing plans, obtain patent protection and secure adequate capital resources. There can be no assurance that the Company will be able to successfully achieve all of the foregoing objectives. See "Risk Factors--Competition" and "--Development of New Technologies and Products."

MANUFACTURING PLANS

        The Company has no experience in manufacturing products for commercial purposes and has no manufacturing facilities of its own for production of either the bulk biological compounds or the final dosage form of its product candidates. The Company relies, and intends to continue to rely, upon its corporate partners and third party subcontractors for the production of products, for research, preclinical and clinical studies. The Company may be unable to contract with suitable third-party manufacturers at commercially feasible prices which would have the impact of adversely affecting the Company's ability to commercialize its products.

        At this time, the Company does not intend to build a fully-integrated manufacturing operation to support production of the Company's products. In manufacturing pharmaceutical products a company must comply with cGMPs that are promulgated and enforced by the U.S. Food and Drug Administration as set forth under Title 25 of the Code of Federal Regulations. The investment that would be required to develop and validate a commercial manufacturing operation for a new drug would be significant. The Company may consider, however, retaining the rights to certain key proprietary processes used in the production of precursor molecules which would be indispensable to the manufacturing of the final formulation. In that case, a manufacturing revenue stream may be achievable without requiring the magnitude of capital investment described above. There can be no assurance that the Company will be able to develop necessary key processes or that the practice of key processes would be cost effective.

MARKETING AND SALES STRATEGY

        The Company has no experience in marketing or selling products and does not intend to build up a marketing operation that would compete with those of existing multinational pharmaceutical companies, but rather intends to work with other organizations for the marketing of the Company's products. The Company has entered into strategic alliances, and will continue to attempt to do so, with larger pharmaceutical companies which have their own marketing, sales and distribution staffs and expertise. There can be no assurance that the Company will establish productive strategic alliances or that any of its strategic alliances will be in place long enough so that the Company recognizes any significant profits.

GOVERNMENT REGULATIONS

        The manufacturing and marketing of the Company's potential products are subject to comprehensive regulation by numerous governmental authorities in the United States and other countries. In the United States, products that the Company anticipates developing are subject to rigorous regulation under the Federal Food, Drug and Cosmetic Act, the Public Health Service Act and other federal and state statutes and regulations which govern, among other things, the testing, approval, manufacture, labelling, storage, record keeping, advertising and promotion of these products. Human therapeutic products require rigorous testing, both preclinical and clinical, and approval by the FDA or other appropriate foreign regulatory agencies for marketing in foreign countries. Other statutory provisions and regulations govern testing, manufacturing, labeling, storage and record keeping related to product development and marketing of products. The process of applying for and obtaining regulatory approval in compliance with the relevant statutes and regulations requires the expenditure of substantial time and financial resources. Failure by the Company or its licensees to comply with relevant statutes could result in, among other things, fines, suspension of approvals, seizures, recalls of products, or criminal prosecutions, and could delay regulatory approval, which in turn could adversely impact the Company's plans for product introduction.

        The Company believes that certain of its planned products may be classified, for purposes of FDA regulation, as biological products, while others may be classified as drugs. New drugs or biological products require several steps in order to receive regulatory approval, including: (i) preclinical laboratory and animal tests; (ii) submission to the FDA of an Investigational New Drug Application ("IND"), which must become effective before human clinical trials may start; (iii) the performance of well-controlled clinical trials; and
(iv) submission to the FDA of a New Drug Application ("NDA") for a new drug or a Product License Application ("PLA") for a biologic. The NDA or PLA contains the results of preclinical tests and clinical trials as well as required information on product composition and manufacturing processes. In addition, for a biological product, an Establishment License Application ("ELA") covering the manufacturing facilities for the product must be submitted to the FDA. If the Company does not manufacture the product that is the subject of the PLA, contractual issues may complicate the ELA/PLA application and approval process as a result of the FDA's rules pertaining to manufacturing of biological products. The NDA or PLA/ELA must be approved by the FDA before commercial marketing of the product may begin.

        Prior to testing products in humans, a rigorous series of preclinical studies must be performed on animals in order to assess the safety of potential products. After testing on animals, an IND must be filed with the FDA to obtain authorization for human testing. Unless the FDA objects, the IND becomes effective 30 days after submission. Extensive clinical testing must then be undertaken to demonstrate optimal use, safety and efficacy of each product in humans. Human clinical trials are typically conducted in a three-step process. In Phase I clinical trials, the potential product is tested on a small number of healthy human subjects to determine the safety, dosage tolerance, pattern of drug distribution, pharmacokinetic properties and metabolism. In Phase II, clinical trials are conducted with groups of patients afflicted with a specific disease or condition in order to determine preliminary efficacy and optimal dosages and to identify potential adverse effects. In Phase III, large-scale, multi-center, comparative trials are conducted in order to provide controlled and adequate demonstration of safety and efficacy. The FDA reviews the clinical plans and the results of trials, and can discontinue the trials at any time for any of a number of reasons. Each clinical trial is conducted under the auspices of an Institutional Review Board ("IRB"). The IRB considers, among other things, ethical factors, the safety and welfare of human subjects, and the adequacy of the informed consent form. When completed, results from the preclinical and clinical trials are submitted to the FDA as a NDA for approval to commence commercial sales. The approval process is affected by several factors, including the severity of the disease, the availability of alternative treatments, and the risks and benefits demonstrated in clinical trials. Following an extensive review, the FDA may grant product marketing approval, request additional information (including additional studies) or deny the application if the FDA deems that it does not satisfy the regulatory approval criteria. There can be no assurance that approvals will be granted on a timely basis, if at all. Similar procedures are in place in countries outside the United States for product approvals in those countries. Even if new drugs are approved in a foreign country, they may not be exported for commercial sale until either FDA approval for sale in the United States or FDA approval of an export application has been obtained.

        The Company is also subject to regulations and recommendations related to work place conditions, use and disposal of radioactive compounds and other potentially hazardous materials, use of recombinant genetically engineered organisms and potentially pathogenic organisms. Specifically, the Company will be subject to government regulation under the Occupational Safety and Health Act, the Environmental Protection Act, the Atomic Energy Act, the Clean Air Act, the Clean Water Act, the National Environmental Policy Act, the Toxic Substance Control Act, and the Resource Conservation and Recovery Act, and other national, state, or local regulations. This list of regulations and recommendations is not an exclusive list nor is it static. The extent of regulations from future legislation or mandates cannot be predicted with certainty.

FACILITIES

        The Company's executive offices are located at One Kendall Square, Building 200, Suite 2200, Cambridge, Massachusetts. Its offices include office space and conference rooms which are shared with other companies. The Company believes its facilities are adequate for its current operations. In the future, the Company plans to establish a small laboratory.

EMPLOYEES


        As of March 25, 1997, the Company had three employees. Dr. Katherine Gordon is employed by the Company as President and Chief Executive Officer. Robert J. Leonard is employed by the Company as Vice President of Business Development. John J. Curry is Vice President of Finance and Chief Financial Officer. Each of the Company's employees has entered into confidentiality agreements with the Company. See "Risk Factors--Uncertain Ability to Protect Proprietary Technology."


LEGAL PROCEEDINGS

        The Company is not a party to any legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The names and ages of the directors and executive officers of the Company are as follows:

NAME                                        AGE                                    POSITION
--------------------------------------      ---      --------------------------------------------------------------------
Katherine Gordon, Ph.D. ..............          42   President and Chief Executive Officer; Director

Robert J. Leonard.....................          45   Vice President of Business Development; Secretary; Director

John J. Curry.........................          42   Vice President of Finance, Chief Financial Officer and Treasurer

Michael J. Callaghan..................          44   Director

Theodore J. Gordon....................          65   Director

Donald L. Weise.......................          62   Director

George W. Masters.....................          56   Director

        Messrs. Gordon and Weise have been designated Class I directors, to serve until the Company's 1997 Annual Meeting of Stockholders; Dr. Gordon and Mr. Masters have been designated Class II directors, to serve until the Company's 1998 Annual Meeting of Stockholders; and Mr. Leonard has been designated a Class III director, to serve until the Company's 1999 Annual Meeting of Stockholders.

        KATHERINE GORDON, PH.D. has served as the President, Chief Executive Officer and a director of the Company since its inception. Prior to founding the Company in 1992, Dr. Gordon was an Associate Director at Genzyme Corporation. At Genzyme, Dr. Gordon launched a business unit which derives therapeutic proteins from the milk of transgenic animals (animals infused with imported genes). In 1993, this department was spun off from Genzyme as a free-standing company known as Genzyme Transgenics Corporation (listed on the Nasdaq National Market as
GZTC). Dr. Gordon was at Integrated Genetics (acquired by Genzyme) and Genzyme from 1984 to 1991. She has over 15 years of research experience in mammalian genetics/molecular biology and has had numerous publications, patent applications and speaking engagements. Dr. Gordon is the daughter of Theodore Gordon, a director of the Company.

        ROBERT J. LEONARD has served as Vice President of Business Development since June 1996 and as a director of the Company since September 1995. Mr. Leonard is also the acting CEO of Endocon, Inc., a company that he founded in 1981 for the commercialization of controlled release drug delivery systems for therapeutic use in humans and animals and has been CEO of Endocon since that time. From 1975 through 1979 Mr. Leonard was founder and President of Robert J. Leonard & Company, Inc., a small, privately-held corporation specializing in medical and health care marketing services.

        JOHN J. CURRY has served as the Vice President of Finance, Chief Financial Officer and Treasurer of the Company since November 1996. Prior to joining the Company, Mr. Curry was self-employed as a consultant from July 1994 until November 1996. From 1986 until July 1994, Mr. Curry served in various capacities at Seragen, Inc., most recently as Director of Finance and Administration. Seragen is a publicly-traded biotechnology company focused on the development of therapeutic biological products for cancer and autoimmune diseases. Prior to joining Seragen, Mr. Curry held various financial positions with W.R. Grace & Co. and The B.F. Goodrich Company from 1980 until 1984 and from 1979 to 1980, respectively.

        THEODORE J. GORDON, a director of the Company, was President and CEO of The Futures Group, Glastonbury, Connecticut, from the time he founded that company in 1971 until 1990. He continues to serve as a director and Senior Advisor for The Futures Group, which performs contract research studies for private corporations and government agencies on future-oriented topics which range from the frontiers of technology to specific changes in consumer markets. Since 1990, Mr. Gordon has also worked as a consultant to several corporations, providing strategic planning services to management. He is also a member of the Board of Directors of the Institute for Global Ethics and Registry Magic, Inc. Mr. Gordon is the father of Katherine Gordon, the President, Chief Executive Officer and a director of the Company.

        DONALD L. WEISE is a Director of the Company. Since March 1994, Mr. Weise has been an independent business consultant with international expertise in licensing, acquisitions, strategic alliances and marketing in the fields of pharmaceuticals, biotechnology, drug delivery and medical devices. He has 37 years of management experience in the health care industry. Prior to beginning his consulting business, Mr. Weise was Director of Licensing and Acquisition of the Ortho-McNeil Pharmaceutical Division of Johnson & Johnson, a position he held from 1982 until March 1994.

        GEORGE W. MASTERS, a director of the Company, retired as Vice Chairman, President and Chief Executive Officer of Seragen, Inc., a position he had held since April 1994, in November 1996. Prior to joining Seragen, Mr. Masters served as the President and CEO of Verax, Inc. from 1991 until April 1994. Mr. Masters has been a board member of approximately 15 medically oriented companies and currently serves as a member of the Board of Directors of CME Telemetrix, Hemosol, Inc., ImmuCell Corporation, PharmX Inc., ProScript Inc., CompuCyte, Inc., the Marshalton Group and Intelligent Medical Imaging.

        MICHAEL J. CALLAGHAN, a director of the Company, has served as Vice-President of MDS Health Ventures Capital Corp., a leading health care venture capital investment operation, since September 1991, and as Senior Vice President since March 1996. In this capacity, he has been involved in the financing of more than 30 emerging companies in Canada, the United States and Europe, in various segments of the health care industry, including biotechnology, pharmaceuticals, drug delivery, information services and medical devices.

SCIENTIFIC AND CLINICAL ADVISORS

        DR. JEFFREY FREED is currently a surgeon and an Associate Clinical Professor at Mt. Sinai Medical Center. Dr. Freed also has a joint appointment as Section Chief of Surgery at the Bronx Veterans Hospital. Dr. Freed specializes in colo-rectal surgery. Dr. Freed is active in the home health care field and is currently the Chairman of BioTime, Inc.'s scientific advisory board. Dr. Freed received his M.D. degree Cum Laude from the State University of New York, Brooklyn in 1970. Dr. Freed has recently been appointed Vice President--Strategic Planning for NuGene Technologies, Inc., a company doing research in gene therapy delivery systems.

        DR. PHILIP LANDFIELD is Professor and Chair of Pharmacology at the University of Kentucky School of Medicine. Dr. Landfield's research programs are in the areas of brain aging and memory and the pharmacological/biological mechanisms of neuropathology. His research group is investigating hippocampal synaptic structure and physiology during aging, biomarkers of brain aging and the mechanism(s) of glucocorticoid interaction in brain aging. Dr. Landfield received a Ph.D. degree in Psychobiology from the University of California at Irvine in 1971, had a post-doctoral appointment at the University of North Carolina from 1972-1974, was Assistant Professor at the University of California until 1978, Assistant/ Associate Professor at Wake Forest University, Winston-Salem, North Carolina, from 1979-1991 and has been at the University of Kentucky School of Medicine since that time.

        DR. JAMES SIMPKINS is Professor of Pharmacodynamics and Co-Director of the Center for the Neurobiology of Aging at the University of Florida Health Science Center. In 1996, he was named the Frank A. Duckworth Professor of Drug Discovery in the College of Pharmacy, University of Florida. Dr. Simpkins' major research interests relate to the regulation of pituitary hormone secretion during aging, the neuroprotective effect of steroid-like compounds, and the pharmacology of brain-specific drug delivery systems. His group has recently initiated a major extramurally-funded program, sponsored by the National Institutes of Health, for the discovery of novel drugs for Alzheimer's disease. Dr. Simpkins received a Ph.D. degree in physiology from Michigan State University in 1977 and has been at the University of

Florida since that time. He is also a professor of pharmacology and therapeutics in the College of Medicine, University of Florida.

        Each of the Company's scientific and clinical advisors is employed by another entity. Certain advisors also have consulting agreements with businesses other than the Company. These advisors are expected to devote only a limited portion of their time to the Company and are not expected to participate actively in the day-to-day affairs of the Company.

EMPLOYMENT AGREEMENTS, EXECUTIVE COMPENSATION AND AGREEMENTS WITH DIRECTORS

        The Company has entered into an employment agreement with Dr. Katherine Gordon under which the Company has agreed to employ Dr. Gordon as the Company's President and Chief Executive Officer through a term ending in November 1998. The agreement provides for automatic renewal for additional two-year periods thereafter until unless party gives 90 days' notice of its intent not to renew. The Board of Directors determines Dr. Gordon's annual salary, currently $130,000, and Dr. Gordon is also eligible for an annual bonus at the Board's discretion, based upon achievement of established performance criteria. If Dr. Gordon is terminated by the Company without cause, she will be entitled to continue to receive her salary and health and other insurance benefits for a period of 12 additional months.

        During each of the years 1993 through 1996, Dr. Katherine Gordon agreed to defer payment of portions of her accrued salary and bonus in the aggregate amount of $104,000. In December 1996, the Company and Dr. Gordon entered into an agreement relating to a portion of these past deferred amounts whereby the Company agreed to pay Dr. Gordon an aggregate of $80,000 in deferred salary and bonus, together with interest calculated at a rate of 9% per annum, in equal cash payments over the 24 months beginning January 1997. To date, Dr. Gordon and the Company have not established a schedule for the payment of the remaining $24,000 of Dr. Gordon's deferred compensation.

        The Company has a group medical plan and management plans to offer, disability and life insurance coverage to all full-time employees. Health, group disability and life insurance benefits are currently provided only to Dr. Gordon.

        The Company pays each of its independent directors annual fees of $5,000 for service on the full board and annual fees of $500 for service on each of its Audit and Compensation Committees.

BOARD COMMITTEES

        The Company has standing Audit and Compensation Committees of the Board of Directors, but does not have a Nominating Committee. The Audit Committee, currently consisting of Messrs. Masters and Weise, was created in November 1996. The primary function of the Audit Committee is to assist the Board of Directors in the discharge of its duties by providing the Board with an independent review of the financial health of the Company and of the reliability of the Company's financial controls and financial reporting systems. The Audit Committee will review the scope of the Company's annual audit, the fees charged by the Company's independent accountants and other matters relating to internal control systems.

        The Compensation Committee of the Board of Directors determines the compensation to be paid to all executive officers of the Company, including the Chief Executive Officer. The Compensation Committee also administers the Company's 1993 Incentive and Non-Qualified Stock Option Plan, including the grant of stock options under the Plan. The Compensation Committee is currently composed of Messrs. Masters and Weise.

1993 INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN

        In June 1994, the Company's stockholders approved the Company's 1993 Incentive and Non-Qualified Stock Option Plan (the "1993 Option Plan"). The 1993 Option Plan currently permits the granting of options to purchase an aggregate of 600,000 shares of the Company's Common Stock to key employees, consultants and directors of the Company or any parent or subsidiary of the Company. Options granted under the 1993 Option Plan may be either incentive stock options ("ISOs") or non-qualified stock options ("NSOs"). ISOs may only be granted to management and key employees.

        The 1993 Option Plan is administered by the Compensation Committee. Subject to the provisions of the 1993 Option Plan, the Committee has the authority to determine the individuals to whom stock options will be granted, the number of shares to be covered by each option, the option price, the type of option, the option period, the vesting restrictions, if any, with respect to the exercise of the option, the terms for the payment of the option price and other terms and conditions. Payment for shares acquired upon exercise of an option may be made in cash or shares of Common Stock.

        The exercise price for shares covered by an ISO may not be less than 100% of the fair market value of the Common Stock on the date of grant (110% in the case of a grant to an employee who owns more than 10% of the combined total voting power of all classes of stock of the Company or any subsidiary (a "10% Stockholder") and not less than the par value thereof. The exercise price for shares covered by NSOs may not be less than the greater of 50% of the fair market value and the par value of the Common Stock at the date of grant. Options may be exercised as determined by the Committee, provided that all options expire no later than ten years (five years in the case of an ISO granted to a 10% Stockholder) from the date of grant. If the employment of an optionee terminates other than for reasons of death or retirement, any options held by that optionee will expire three months after the termination of the optionee's service with the Company and any of its subsidiaries. No individual may be granted ISOs that become exercisable for the first time in any calendar year for Common Stock having a fair market value at the time of grant in excess of $100,000.

        Options granted under the 1993 Option Plan are generally exercisable during the lifetime of the optionee only by the optionee. Options may not be transferred except as provided by the Committee or by will or the laws of descent and distribution. Subject to certain limitations set forth in the 1993 Option Plan and applicable law, the Board of Directors may amend or terminate the 1993 Option Plan. By its own terms, the 1993 Option Plan will terminate on December 17, 2003.

        In the case of certain events, including certain dividends, recapitalizations and reorganizations, the Committee will equitably adjust (1) the number of shares available under the 1993 Option Plan, (2) the number of shares subject to outstanding options, or (3) the exercise price of outstanding options. The 1993 Option Plan also empowers the Board of Directors and the Committee to take other actions to protect outstanding options if the Company is, among other things, merged or consolidated with another company or liquidated.

1996 DIRECTOR STOCK OPTION PLAN

        All of the directors who are not employees of the Company (the "Eligible Directors"), except Mr. Michael J. Callaghan, are currently eligible to participate in the Company's 1996 Director Stock Option Plan (the "Director Plan"). The Director Plan currently permits the granting of options to purchase an aggregate of 90,000 shares of the Company's Common Stock. Under the Director Plan, options to purchase 9,000 shares of Common Stock are automatically granted to each participating Eligible Director on the date of the annual meeting of the stockholders of the Company in every third year (a "Grant Year"). In addition, participating Eligible Directors that are initially elected to the Board other than at an annual meeting in a Grant Year are automatically granted options to purchase 3,000 shares of Common Stock for each year, or portion thereof, between the date of such Eligible Director's election and the date of the next annual meeting in a Grant Year. Options become exercisable with respect to 3,000 shares on the date of grant and on the date of each annual meeting of stockholders thereafter, so long as the optionee is then a director of the Company. The options have a term of ten years and currently have an exercise price, payable in cash or shares of Common Stock, equal to the fair market value of the Common Stock, as determined by the Board of Directors. After completion of the offering, the last sale price for the

Common Stock on the business day immediately preceding the date of grant, as reported by Nasdaq, shall be the exercise price.

EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION

    The following table shows, for the fiscal years ended December 31, 1995 and 1996, certain compensation paid by the Company, including salary, bonuses, stock options, and certain other compensation, to the Chief Executive Officer.

                                                                                       LONG-TERM
                                                                                     COMPENSATION
                                                                                        AWARDS
                                                                                     -------------
                                                            ANNUAL COMPENSATION         SHARES
                                                        ---------------------------   UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION                                SALARY         BONUS         OPTIONS     COMPENSATION
------------------------------------------------------  -------------  ------------  -------------  -------------
           Katherine Gordon, Ph.D.                1995  $  115,000(1)  $  25,000(2)      105,000         --
          President and Chief Executive Officer   1996  $  115,000     $  25,000(2)       30,000         --

------------------------


(1) A portion of Dr. Gordon's salary in the amount of $65,000 was accrued and not paid in 1995, with the agreement of Dr. Gordon.


(2) The entire portion of Dr. Gordon's bonuses was accrued and not paid with the agreement of Dr. Gordon.

    OPTION GRANTS

        The following table sets forth certain information regarding options granted during the twelve months ended December 31, 1995 and 1996 by the Company to the Chief Executive Officer:

                                                                                                    POTENTIAL REALIZABLE
                                                                                                      VALUE AT ASSUMED
                                                                                                    ANNUAL RATES OF STOCK
                                              SHARES       % OF TOTAL                                PRICE APPRECIATION
                                            UNDERLYING   OPTIONS GRANTED                             FOR OPTION TERM(3)
                                              OPTIONS    TO EMPLOYEES IN  EXERCISE OR  EXPIRATION   ---------------------
NAME                                          GRANTED      FISCAL 1995    BASE PRICE      DATE         5%         10%
------------------------------------------  -----------  ---------------  -----------  -----------  ---------  ----------
         Katherine Gordon, Ph.D.      1995      75,000           45.5%     $    0.83     11/29/05   $  39,149  $   99,210
                                      1996      30,000           66.7           2.67      11/1/06      50,374     127,659

------------------------

(3) Potential realizable value is based on the assumption that the Common Stock of the Company appreciates at the annual rate shown (compounded annually) from the date of the grant until the expiration of the ten-year option term. These numbers are calculated based on the requirements promulgated by the Commission and do not reflect the Company's estimate of future stock price growth.

    OPTION EXERCISES AND FISCAL YEAR-END VALUES.

        There were no option exercises during the fiscal year ended December 31, 1996.

                              CERTAIN TRANSACTIONS

TRANSACTION WITH NPLP

    In December 1996, Neuroscience Partners Limited Partnership ("NPLP"), a limited partnership of which MDS Associes--Neuroscience Inc. ("MDS") is the general partner, invested $500,000 in the Company in exchange for 214,287 shares of Common Stock on the same terms as the other purchasers of Common Stock in the Company's most recent private placement financing.

        Also in December 1996, the Company entered into a Royalty Purchase Agreement with NPLP, pursuant to which NPLP agreed to provide an additional $500,000 (the "NPLP Development Financing") to the Company. In exchange for the NPLP Development Financing, the Company is obligated to pay NPLP royalties based upon a certain percentage of revenues earned from sales of, and license fees and other revenues received by the Company in connection with, any products that relate to the use of estrogen in the treatment of chronic neurodegenerative diseases. The Company's obligations to pay royalties cease when royalty payments reach certain aggregate amounts. In connection with the NPLP Development Financing, NPLP received (i) warrants to purchase 105,000 shares of Common Stock at an exercise price of $2.33 per share and (ii) warrants to purchase 45,000 shares of Common Stock at an exercise price of $2.92 per share. All or any portion (not less than $150,000) of the Company's future obligation to pay royalties may be converted at any time at the option of MDS into shares of Common Stock at a conversion price equal to (i) with respect to that portion of such royalties as is equal to up to 50% of the amount of the NPLP Development Financing, the lesser of (a) $2.92 and (b) the price per share of the Common Stock reflected in the Company's most recent financing prior to any conversion and (ii) with respect to that portion of such royalties as is equal to the remaining 50% of the amount of the NPLP Development Financing, the lesser of (a) $3.50 and (b) the price per share of the Common Stock reflected in the Company's most recent financing prior to any conversion. If NPLP were to exercise its warrants and its conversion rights in full, NPLP would beneficially own 521,429 shares of the Company's Common Stock (or approximately 9.1% of the Common Stock outstanding). See "Principal Stockholders."

        In connection with the NPLP Development Financing, Michael J. Callaghan, a principal of MDS, became a member of the Board of Directors of the Company.

AGREEMENT WITH ENDOCON

        In June 1994, the Company entered into an agreement with Endocon (the "Endocon Agreement") to co-develop certain estrogens within subcutaneous drug delivery vehicles. As currently in effect, the Endocon Agreement focuses on the development of 17b-estradiol within a subcutaneous drug delivery vehicle for the treatment of Alzheimer's disease (NEURESTROL). Neither the Company nor Endocon is obligated to pay the other for any rights to intellectual property underlying the Endocon Agreement or for development of the product. The Company and Endocon are currently in discussions regarding the execution of a license agreement for NEURESTROL which will supercede the Endocon Agreement.

        Robert J. Leonard, the acting CEO and a member of the board of directors of Endocon, became the Secretary and a Director of the Company in 1995 and its Vice President of Business Development in June 1996. Mr. Leonard will be excluded from acting on behalf of the Company in the negotiation and approval of any new license agreement with Endocon.

        The Company believes that the foregoing transactions were in its best interests. It is the Company's current policy that all transactions by the Company with officers, directors, 5% stockholders and their affiliates will be entered into only if those transactions are approved by a majority of the disinterested independent directors, are on terms no less favorable to the Company than could be obtained from unaffiliated parties and are reasonably expected to benefit the Company.

                             PRINCIPAL STOCKHOLDERS


        The following table sets forth certain information regarding the ownership of the Common Stock as of March 25, 1997 (i) by each person known by the Company to own beneficially five percent or more of its Common Stock, (ii) by each director of the Company, (iii) by the Chief Executive Officer of the Company and (iv) by all directors and executive officers of the Company as a group:


                                                                         SHARES BENEFICIALLY
                                                                                                  SHARES BENEFICIALLY
                                                                       OWNED PRIOR TO OFFERING   OWNED AFTER OFFERING
                                                                       -----------------------  -----------------------
BENEFICIAL OWNER(2)                                                    NUMBER(1)     PERCENT    NUMBER(1)     PERCENT
---------------------------------------------------------------------  ----------  -----------  ----------  -----------
Neuroscience Partners
Limited Partnership(3) ..............................................     521,429         11.5%    521,429          9.1%
 c/o MDS Associes--Neuroscience Inc.
 100 International Boulevard
 Etobicoke, Ontario

Alan Gelband(4) .....................................................     525,000         12.4     525,000          9.7
 c/o Gelband Capital
 575 Madison Avenue--8th Floor
 New York, New York

Katherine Gordon, Ph.D.(5) ..........................................     465,675         10.7     465,675          8.4

Donna B. Cohen ......................................................     359,400          8.5     359,400          6.6
 3311 N.E. 26th Avenue
 Lighthouse Point, Florida

Michael J. Callaghan(6)..............................................     521,429         11.5     521,429          9.1

Theodore J. Gordon(7)................................................     168,000          4.0     168,000          3.1

Robert J. Leonard(8).................................................      90,000          2.1      90,000          1.6

George W. Masters(9).................................................       3,000          *         3,000          *

Donald L. Weise(9)...................................................       3,000          *         3,000          *

All directors and executive officers as a group (7 persons)(10)......   1,256,729         26.4%  1,256,729         21.1%

------------------------

    * Indicates less than one percent

  (1) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to stock options and warrants currently exercisable or exercisable within 60 days are deemed to be outstanding for computing the percentage ownership of the person holding the options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown beneficially owned by them.

  (2) Except as otherwise indicated the address of each stockholder identified is c/o the Company, One Kendall Square, Building 200, Suite 2200, Cambridge, Massachusetts 02139.


  (3) Includes (i) 150,000 shares subject to warrants currently exercisable or exercisable within the 60-day period following March 25, 1997, and (ii) 157,142 shares issuable upon conversion of a right to receive future royalty payments. MDS Associes-Neuroscience Inc. is the sole general partner of Neuroscience Partners Limited Partnership. Michael J. Callaghan, a principal of MDS, is a director of the Company.

  (4) Includes (i) 15,000 shares and 15,000 additional shares subject to warrants currently exercisable or exercisable within the 60-day period following March 25, 1997, each held of record by the Alden Foundation, and
      (ii) 45,000 shares of Common Stock owned by the Alan Gelband Company Defined Contribution Pension Plan & Trust.



  (5) Includes 106,875 shares subject to stock options and 15,000 shares subject to warrants, each currently exercisable or exercisable within the 60-day period following March 25, 1997. Dr. Gordon disclaims beneficial ownership of shares beneficially owned by her father, Mr. Theodore J. Gordon.


  (6) Consists of shares owned of record by or subject to purchase rights of Neuroscience Partners Limited Partnership.


  (7) Includes 3,000 shares subject to stock options and 15,000 shares subject to warrants, each currently exercisable or exercisable within the 60-day period following March 25, 1997. Mr. Gordon disclaims beneficial ownership of shares beneficially owned by his daughter, Dr. Katherine Gordon.



  (8) Consists of 90,000 shares subject to stock options currently exercisable or exercisable within the 60-day period following March 25, 1997.



  (9) Consists of 3,000 shares subject to stock options currently exercisable or exercisable within the 60-day period following March 25, 1997.



 (10) Includes (i) 211,500 shares subject to stock options currently exercisable or exercisable within the 60-day period following March 25, 1997, (ii) 180,000 shares subject to warrants currently exercisable or exercisable within 60-day period following March 25, 1997, and (iii) 157,142 shares currently issuable upon conversion of a right to receive future royalty payments.

                           DESCRIPTION OF SECURITIES


        Upon the closing of this offering, the authorized capital stock of the Company will consist of 20,000,000 shares of Common Stock, $0.02 par value per share, and 1,000,000 shares of Preferred Stock, $0.01 par value per share. As of the date of this Prospectus, the Company had approximately 70 stockholders. Upon the closing of this offering, the Company will have 5,373,206 shares of Common Stock outstanding.


        While the following description of the Warrants, Common Stock and Preferred Stock includes a description of all material provisions relating to these securities, it does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Amended and Restated Certificate of Incorporation, the form of which is included as an exhibit to the Registration Statement, and by the provisions of applicable law.

UNITS

        Each Unit offered hereby consists of one share of Common Stock and one Warrant. Each Warrant entitles the holder thereof to purchase one share of Common Stock.

COMMON STOCK

        Holders of Common Stock are entitled to one vote per share on matters to be voted upon by the stockholders. There are no cumulative voting rights. Holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution or winding up of the Company, holders of Common Stock would share ratably in the assets of the Company available for distribution to its stockholders, subject to the preferential rights of any then outstanding shares of Preferred Stock. The Common Stock outstanding upon the effective date of the Registration Statement, and the Units offered by the Company hereby, upon issuance and sale, will be fully paid and nonassessable.

PREFERRED STOCK

        The Company's Board of Directors has the authority to issue up to 1,000,000 shares of Preferred Stock, in one or more series, and to fix the relative rights, preferences, privileges, qualifications, limitations and restrictions thereof, including dividends rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of any series, without further vote or action by the stockholders. The Board of Directors could, without the approval of the stockholders, issue Preferred Stock having voting or conversion rights that could adversely effect the voting power of the holders of Common Stock and the issuance of Preferred Stock could be used, under certain circumstances, to render more difficult or discourage a hostile takeover of the Company. No shares of Preferred Stock will be outstanding immediately following the closing of the offering and the Company has no present plans to issue any shares of Preferred Stock.

THE WARRANTS OFFERED

        The following discussion of the terms and provisions of the Warrants is qualified in its entirety by reference to that certain warrant agreement (the "Warrant Agreement") between the Company and American Stock Transfer and Trust Company as the warrant agent (the "Warrant Agent"). The Warrants will be evidenced by warrant certificates in registered form.

        As of the close of this offering, the Company will have 1,200,000 Warrants outstanding, assuming that the Underwriters' over-allotment option is not exercised and assuming that none of the Warrants is exercised.

        The holder of each Warrant is entitled to purchase one share of Common Stock at an exercise price of $6.66. The Warrants are exercisable at any time after issuance until the fifth anniversary of the date of this Prospectus, provided that at that time, a current prospectus under the Securities Act relating to the Common Stock is then in effect and the Common Stock is qualified for sale or exempt from qualification under applicable state securities laws. The Warrants included in the Units offered hereby are immediately transferable separately from the Common Stock. The Warrants are subject to redemption, as described below.



        Commencing one year from the date of this Prospectus, the Warrants are subject to redemption by the Company, on not less than 30 days' prior written notice, at a price of $0.25 per Warrant, if the average of the closing bid prices of the Common Stock for any period of 20 consecutive business days ending within 10 business days of the date on which the notice of redemption is given shall have exceeded $10.25 per share (subject to adjustment). For these purposes, the closing bid price of the Common Stock shall be determined by the closing bid price, as reported by Nasdaq, so long as the Common Stock is quoted on the Nasdaq SmallCap-SM- Market or if the Common Stock is a Nasdaq National Market ("NNM") security or listed on a securities exchange, shall be determined by the last reported sales price. The Company's redemption rights will be in effect only if the Common Stock is either quoted on Nasdaq or listed on a securities exchange. Holders of Warrants will automatically forfeit their rights to purchase the shares of Common Stock issuable upon exercise of their Warrants unless the Warrants are exercised before they are redeemed. A notice of redemption will be mailed to each of the registered holders of the Warrants no later than 30 days before the date fixed for redemption. The notice of redemption shall specify the redemption price, the date fixed for redemption, the place where the Warrant certificates shall be delivered and the date of expiration of the right to exercise the Warrants.


        The Warrants may be exercised upon surrender of the certificate therefor on or prior to the expiration or redemption date (as explained above) at the offices of the Company's Warrant Agent with the form of "Election to Purchase" on the reverse side of the certificate filled out and executed as indicated, accompanied by payment (in the form of a certified or cashier's check payable to the order of the Company) of the full exercise price for the number of Warrants being exercised. The Company, in its discretion, has the right to reduce the exercise price of either or both classes of Warrants subject to compliance with Rule 13e-4 promulgated under the Exchange Act, if applicable.


        Upon exercise of the Warrants, at any time after the first anniversary of the date of this Prospectus, the Managing Underwriter shall be entitled to receive five percent of the exercise price of such Warrants; provided, however, that such payment shall not be made to the Managing Underwriter with respect to the exercise of any Warrant (i) that has an exercise price greater than the current market value of the Common Stock on the date of exercise, (ii) that is held in a discretionary account at the time of exercise and for which specific, prior approval for exercise has not been received from the registered holder thereof, or (iii) the exercise of which was not solicited by the Managing Underwriter.


        The Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price and rate in certain events, like stock dividends, stock splits, mergers or consolidations and other unusual events.

        The Company is not required to issue fractional shares and, in lieu thereof, will make a cash payment based upon the current market value of any fractional shares (determined as the mean between the last reported bid and asked prices reported or, if the Common Stock is an NNM security or traded on a securities exchange, the last reported sales price, in each case as of the last business day prior to the date of exercise). The holder of a Warrant will not have any rights as a stockholder of the Company unless and until the Warrant is exercised.

OTHER WARRANTS AND CONVERSION RIGHTS

        In order to fund its continuing operations, the Company completed two bridge financings, one in September 1994 (the "1994 Bridge Financing") and one in April 1995 (the "1995 Bridge Financing"). In connection with the 1994 Bridge Financing, the Company issued (i) an aggregate of $135,000 in principal amount of Convertible Promissory Notes (the "1994 Notes") which were due on the earlier of September 19, 1996 or the closing by the Company of a private placement financing yielding gross proceeds of not less than $1,000,000 and (ii) warrants to purchase an aggregate of 135,000 shares of the Company's Common Stock exercisable at $1.00 per share. In connection with the 1995 Bridge Financing, the Company issued (i) an aggregate of $75,000 in principal amount of Convertible Promissory Notes (the "1995 Notes") which were due on the earlier of April 30, 1997 or the closing by the Company of a private placement financing yielding gross proceeds of not less than $1,000,000 and (ii) warrants to purchase an aggregate of 75,000 shares of the Company's Common Stock exercisable at $1.00 per share. In September 1996, the 1994 Notes were converted into 135,000 shares of Common Stock and, in December 1996, the 1995 Notes were converted into 75,000 shares of Common Stock.

        In December 1996, the Company consummated the NPLP Development Financing. In exchange for the NPLP Development Financing, the Company is obligated to pay NPLP royalties based upon a certain percentage of revenues earned from sales of, and license fees and other revenues received by the Company in connection with, any products developed that relate to the use of estrogen in the treatment of chronic, neurodegenerative diseases. The Company's obligations to pay royalties cease when royalty payments reach certain aggregate amounts. In connection with the NPLP Development Financing, NPLP received (i) warrants to purchase 105,000 shares of Common Stock at an exercise price of $2.33 per share and (ii) warrants to purchase 45,000 shares of Common Stock at an exercise price of $2.92 per share. All or any portion (not less than $150,000) of the Company's future obligations to pay royalties may be converted at any time at the option of MDS into shares of Common Stock at a conversion price equal to (i) with respect to that portion of such royalties as is equal to up to 50% of the amount of the NPLP Development Financing, the lesser of (a) $2.92 and (b) the price per share of the Common Stock reflected in the Company's most recent financing prior to any conversion and (ii) with respect to that portion of such royalties as is equal to the remaining 50% of the amount of the NPLP Development Financing, the lesser of (a) $3.50 and (b) the price per share of the Common Stock reflected in the Company's most recent equity financing prior to any conversion. If NPLP were to exercise its warrants and conversion rights in full, NPLP would beneficially own 521,429 shares of the Company's Common Stock (or approximately 9.1% of the Company Stock outstanding). See "Principal Stockholders."

        At the time of the NPLP Development Financing, Michael J. Callaghan, a principal of MDS, became a member of the Board of Directors of the Company.

STOCK OPTIONS

        The Company has reserved 600,000 shares of Common Stock for issuance under the 1993 Option Plan, of which 345,000 shares are subject to outstanding options, and 90,000 shares of Common Stock for issuance under the Director Plan, of which 27,000 shares are subject to outstanding options. To date, no options granted under the Company's stock option plans have been exercised.

ANTI-TAKEOVER MEASURES

        In addition to the Board of Directors' ability to issue shares of Preferred Stock, the charter and the By-laws of the Company contain several other provisions that are commonly considered to discourage unsolicited takeover bids. The charter includes provisions classifying the Board of Directors into three classes and staggered three-year terms and prohibiting stockholder action by written consent. The Board of Directors may also enlarge the size of the Board and fill any vacancies on the Board. The By-laws provide that nominations for directors may not be made by stockholders at any annual or special meeting unless the stockholder intending to make a nomination notifies the Company of its intention a specified period in advance and furnishes certain information. The By-laws also provide that special meetings of the Company' stockholders may be called only by the President or the Board of Directors and require advance notice of business to be brought by a stockholder before the annual meeting.

        In February 1988, a law regulating corporate takeovers (the "Anti-Takeover Law") took effect in Delaware. In certain circumstances, the Anti-Takeover Law prevents certain Delaware corporations, including those whose securities are listed on the Nasdaq SmallCap-SM- Market, from engaging in a "business combination" (which includes a merger or sale of more than 10% of the corporation's assets) with an "interested stockholder" (a stockholder who owns 15% or more of the corporation's outstanding voting stock) for three years following the date on which that stockholder became an "interested stockholder" subject to certain exceptions, unless the transaction is approved by the board of directors and the holders of at least 66 2/3% of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder). The statutory ban does not apply if, upon consummation of the transaction in which any person becomes an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation (excluding shares held by persons who are both directors and officers or by certain employee stock plans). A Delaware corporation subject to the Anti-Takeover Law may "opt out" of the Anti-Takeover Law with an express provision either in its certificate of incorporation or by-laws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. This type of amendment is effective following expiration of twelve months from adoption. The Company is a Delaware corporation that is subject to the Anti-Takeover Law and has not "opted out" of its provisions.

        The foregoing provisions of Delaware law and the Restated Certificate and By-laws could have the effect of discouraging others from attempting a hostile takeover of the Company and, as a consequence, they may also inhibit temporary fluctuations in the market price of the Common Stock that might result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the management of the Company. It is possible that these provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

REGISTRATION RIGHTS

        NPLP, which is the holder of 214,287 shares of Common Stock, warrants to purchase 150,000 shares of Common Stock and rights to convert the NPLP Development Financing into shares of Common Stock (collectively, the "Registrable Shares"), is entitled to certain rights with respect to registration under the Securities Act of the Registrable Shares. If the Company proposes to register any of its securities under the Securities Act at any time after the consummation of this offering, either for its own account or for the account of other security holders, NPLP is entitled to notice of any such registration and is entitled to include Registrable Shares in the registration. The rights are subject to certain conditions and limitations, among them, the right of the underwriters of a registered offering to limit the number of shares included in the registration. NPLP may also require the Company to file at its expense a registration statement under the Securities Act with respect to 214,287 of the Registrable Shares at any time commencing 13 months from the consummation of this offering and with respect to all Registrable Shares at any time commencing 25 months from the consummation of this offering and, subject to certain conditions and limitations, the Company is required to effect a registration. Furthermore, NPLP may, subject to certain conditions and limitations, require the Company to file additional registration statements on Form S-3 with respect to the Registrable Shares.

TRANSFER AGENT

        The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE


        Upon completion of this offering, the Company will have 5,373,206 shares of Common Stock outstanding, assuming no exercise of the Underwriters' over-allotment option or of any other outstanding options. Of these shares, the 1,200,000 shares sold in this offering, will be freely tradeable without restriction under the Securities Act, unless they are held by "affiliates" of the Company as that term is used under the Securities Act and the regulations promulgated thereunder.



        The remaining 4,173,206 shares held by officers, directors, employees, consultants and other stockholders of the Company were sold by the Company in reliance on exemptions from the registration requirements of the Securities Act and are "restricted" securities within the meaning of Rule 144 under the Securities Act (the "Restricted Shares"). These may not be resold, except pursuant to an effective registration statement or an applicable exemption from registration. Of these remaining shares, approximately 60,750 shares will be eligible for sale under Rule 144 on the Effective Date, 22,500 shares will be eligible for sale under Rule 144 three months from the Effective Date, 22,500 shares will be eligible for sale under Rule 144 four months from the Effective Date and 60,750 shares will be eligible for sale under Rule 144 six months from the Effective Date. Stockholders of the Company holding the remaining 4,006,706 shares of Common Stock have agreed not to offer, sell, pledge, hypothecate or otherwise dispose of any shares of the Company's Common Stock for a period of 13 months after the effective date of the Registration Statement of which this prospectus is a part (the "Effective Date") without the prior written consent of the Managing Underwriter. As a result of these contractual restrictions (the "Lock-Up Agreements"), notwithstanding possible earlier eligibility for sale under the provisions of Rules 144 and 701, shares subject to Lock-Up Agreements will not be saleable until the agreements expire. Upon the expiration of the 13-month Lock-Up Agreements, 874,518 shares subject to vested options, warrants (other than the Warrants offered hereby and the Managing Underwriter's Warrant) and conversion rights will also become available for sale, subject to the provisions of Rule 144.



        In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for at least two years is entitled to sell, within any three-month period commencing 90 days after the Effective Date, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (53,732 shares immediately after this offering) or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the sale, subject to the filing of a Form 144 with respect to the sale and certain other limitations and restrictions. In addition, a person, other than an affiliate or an individual who was an affiliate within 90 days of the proposed sale, who has beneficially owned the shares proposed to be sold for at least three years, would be entitled to sell those shares under Rule 144(k) without regard to the requirements described above.


        Any employee, officer or director of or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits non-affiliates to sell their Rule 701 shares without having to comply with the public-information, holding-period, volume-limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the Effective Date. However, all officers and directors and certain other stockholders have agreed, in the Lock-Up Agreements, not to sell or otherwise dispose of Common Stock or the Company for the 13-month period after the Effective Date without the prior written consent of the Managing Underwriter. See "Underwriting."

        The Company intends to file S-8 registration statements under the Securities Act to register all shares of Common Stock issuable under the 1993 Option Plan and the Director Plan. Shares covered by this kind of registration statement will be eligible for sale in the public market immediately upon filing of the registration statement, subject to Rule 144 limitations applicable to affiliates and the expiration of the Lock-Up Agreements, if applicable.

        Prior to this offering, there has been no public market for the Common Stock and no prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price of the Common Stock. Nevertheless, sales of substantial amounts of Common Stock in the public market may have an adverse impact on the market price of the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

                                  UNDERWRITING

        Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to each of the underwriters named below (the "Underwriters"), and each of the Underwriters, for whom the Managing Underwriter is acting as representative, has agreed severally to purchase from the Company, the respective number of Units set forth opposite its name below. The Underwriters are committed to purchase and pay for all Units if any Units are purchased.


UNDERWRITER                                                                              NUMBER OF UNITS
---------------------------------------------------------------------------------------  ---------------
First United Equities Corporation......................................................         700,000
Neidiger/Tucker/Bruner, Inc............................................................         100,000
Frederick & Company, Inc...............................................................         100,000
Shepherd Financial Group, Inc..........................................................         100,000
Nutmeg Securities, Ltd.................................................................         100,000
Smith, Moore & Co......................................................................         100,000
                                                                                         ---------------
      Total............................................................................       1,200,000
                                                                                         ---------------
                                                                                         ---------------



        The Managing Underwriter has advised the Company that the Underwriters propose to offer the Units to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at the same price, less a concession of not in excess of $0.27 per share, none of which will be reallocated to other dealers. After the initial public offering, the public offering price, concession and reallowance to dealers may be reduced by the Managing Underwriter. No reduction of this sort shall change the amount of proceeds to be received by the Company as set forth on the cover page of this Prospectus. The Managing Underwriter has informed the Company that the Underwriters do not intend to sell Units to any purchasers over whom such Underwriters exercise discretionary authority.


        The Company has granted the Underwriters an option for 45 days after the date of this Prospectus to purchase, at the initial public offering price, less the underwriting discounts and commissions as set forth on the cover page of this Prospectus, up to 180,000 additional Units at the same price per share as the Company received for the 1,200,000 Units offered hereby, solely to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of Units to be purchased by each of them, as shown in the foregoing table, bears to the 1,200,000 Units offered hereby. The Underwriters may exercise their option only to cover the over-allotments in connection with the sale of the 1,200,000 Units.


        The Company has also agreed to pay the Managing Underwriter a nonaccountable expense allowance of 3% of the offering proceeds, including proceeds from the over-allotment option, if exercised, of which $86,539 has been paid to the Managing Underwriter to date. The Managing Underwriter's expenses in excess of the nonaccountable expense allowance, including its legal expenses, will be borne by the Managing Underwriter. To the extent that the expenses of the Managing Underwriter are less than the nonaccountable expense allowance, the excess will be deemed to be compensation to the Managing Underwriter.


        The Underwriting Agreement provides that, for a period of three years after the completion of this offering, the Managing Underwriter shall have the right, subject to reasonable approval by the Company, to nominate one person to attend the Company's Board of Directors meetings. The Managing Underwriter has not yet designated its nominee.


        The Company has agreed to reimburse the Managing Underwriter for up to $8,000 in due diligence expenses incurred by the Managing Underwriter.



        The Managing Underwriter has agreed to provide investment banking services to the Company upon completion of this offering for a period of three years for an aggregate fee of $70,000, payable at the closing (the "Closing") of this offering. The consulting arrangement will not require the Managing Underwriter to devote a specific amount of time to the performance of its duties thereunder.



        The Company has agreed to sell to the Managing Underwriter, for nominal consideration, the Managing Underwriter's Warrant to purchase up to 120,000 shares of Common Stock at an exercise price equal to $6.66 per share. The Managing Underwriter's Warrant will be exercisable during the five-year period commencing the date of the closing of the offering and are not transferable for a period of one year from the date of this Prospectus, except to officers of the Managing Underwriter or to members of the Managing Underwriter's selling group.



        The Company has agreed that, upon exercise of the Warrants at any time after the first anniversary of the date of this Prospectus, the Managing Underwriter shall be entitled to receive five percent of the exercise price of such Warrants; provided, however, that such payment shall not be made to the Managing Underwriter with respect to the exercise of any Warrant (i) that has an exercise price greater than the current market value of the Common Stock on the date of exercise, (ii) that is held in a discretionary account at the time of exercise and for which specific, prior approval for exercise has not been received from the registered holder thereof, or (iii) the exercise of which was not solicited by the Managing Underwriter.


        Each of the Company's directors and officers and certain other employees and securityholders of the Company has agreed not to offer, sell, contract to sell or otherwise dispose of Common Stock or securities convertible into or exchangeable for, or any rights to purchase or acquire, Common Stock for a period of 13 months following the Effective Date, without the prior written consent of the Managing Underwriter. The Company has also agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exchangeable for, or any rights to purchase or acquire, Common Stock for a period of 13 months following the date of this Prospectus without the prior written consent of the Managing Underwriter, except for the granting of options or the sale of stock pursuant to the Company's existing option plans. The Managing Underwriter, in its discretion, may waive the foregoing restrictions, in whole or in part, with or without a public announcement to that effect.


        Prior to this offering, there has been no public market for the Common Stock. The initial public offering price of the Units has been determined by negotiations among the Company and the Managing Underwriter. Among the factors considered in determining the initial public offering price of the Units, in addition to prevailing market conditions, has been the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuations of companies in related businesses.


        The Company has agreed to indemnify the Underwriters against certain liabilities that may be incurred in connection with this offering, including liabilities under the Securities Act, or to contribute payments that the Underwriters may be required to make in respect thereof.


        In October 1996, the Company sold 214,282 shares of its Common Stock in a private placement transaction to certain purchasers at a purchase price of $2.33 per share. The purchasers of the Common Stock included, among others, Rincon Equities, Inc. ("Rincon"), which purchased 42,857 shares of Common Stock (the "Rincon Shares") on the same terms and subject to the same conditions as the other purchasers in the transaction. In connection with this private placement transaction, the Managing Underwriter received a fee from the sale of the Rincon Shares equal to $5,000 in the aggregate. The Managing Underwriter has recently indicated to the Company that, because one of Rincon's principal stockholders is the mother of an employee of the Managing Underwriter, the NASD considers Rincon to be affiliated with the Managing Underwriter. As a result, the NASD has indicated to the Managing Underwiter that it would consider the Rincon Shares to be additional compensation to the Managing Underwriter in excess of that which is permitted under NASD guidelines unless the Rincon Shares are repurchased by the Company for a consideration equal to their original purchase price. After consideration of a number of factors, including the need to obtain NASD clearance in order to effect the public offering and the reluctance of the Managing Underwriter to proceed with the public offering if the Rincon Shares were not so repurchased by the Company, the Board of Directors of the Company determined that it was in the best interest of the Company to repurchase Rincon's shares. Consequently, on March 26, 1997, the Company repurchased the Rincon Shares from Rincon for a purchase price equal to the original purchase price paid by Rincon for such Rincon Shares. In addition, the Managing Underwriter has reimbusred the Company for the $5,000 fee the Managing Underwriter received in connection with the Rincon investment.


                                 LEGAL MATTERS

        The validity of the Common Stock offered hereby will be passed upon for the Company by Palmer & Dodge LLP, Boston, Massachusetts. Certain legal matters relating to the offering will be passed upon for the Underwriters by Rubin Baum Levin Constant Friedman & Bilzin, Miami, Florida.

                                    EXPERTS

        The financial statements of the Company at December 31, 1996 and for each of the years in the two-year period then ended, appearing in this Prospectus and the Registration Statement have been audited by Richard A. Eisner & Company, LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included herein in reliance upon that report given upon the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

        The Company has filed with the Securities and Exchange Commission (the "Commission"), a Registration Statement on Form SB-2 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act relating to the Units offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, and the exhibits and schedules thereto, which may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of the contract or other document filed as an Exhibit to the Registration Statement, each statement being qualified in all respects by that reference. Copies of these materials may be obtained upon written request from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, or may be accessed electronically through the Commission's home page on the Internet at http://www.sec.gov.

        The Company intends to distribute to its stockholders annual reports containing financial statements audited by its independent auditors and will make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

                          GLOSSARY OF TECHNICAL TERMS

Acetylcholine                  A neurotransmitter.

Alzheimer's disease            A disease of presenile dementia which is characterized by
                               loss of memory and cortical atrophy in frontal and temporal lobes of the brain.

Amyloid plaques                Degenerating neuron components surrounding a core of
  ("Plaques")                  B-amyloid.

Animal model                   An animal which can be used to study a human disease or
                               condition due to resemblance to disease or condition.

Cholinergic neurons            Neurons that use acetylcholine as a neurotransmitter.

Dehydroepiandrosterone         A steroid hormone which is a product of cholesterol and is a
  (DHEA)                       precursor to androgens and estrogen.

Dehydroepiandrosterone         A sulfated form of DHEA.
  sulfate (DHEAS)

Dementia                       Deterioration or loss of intellectual faculties, reasoning power and memory due to organic brain disease.

Dopamine                       A neurotransmitter.

Dopaminergic neurons           Neurons that use dopamine as a neurotransmitter.

Endocrine                      A gland or system responsible for secretion of hormones
                               directly into the bloodstream.

Estrogen                       A hormone, produced principally by the ovaries, which
                               stimulates the accessory sex structures.

Growth factor                  A substance, either genetic or extrinsic, which affects
                               growth.

Growth hormone                 A hormone that promotes growth and also has direct influence on metabolism of carbohydrates, fats and proteins.

Hippocampus                    A region of the brain involved in cognitive function and
                               memory.

Hormone A chemical product of an organ which has a specific regulatory effect on cells remote from its origin.

Hormone replacement therapy    Replacement or supplementation of hormones which are
                               deficient in the body.

IN VITRO                       Refers to studies and/or phenomena that take place outside the body (e.g., in test tubes).

IN VIVO                        Refers to studies and/or phenomena that take place inside
                               the body of animals or humans.

IND                            Investigational New Drug application. A formal notice
                               submitted to the FDA for review and approval prior to
                               beginning clinical trials to evaluate a new drug.

Lewy bodies                    Characteristic masses found within cells of degenerating
                               neurons in certain brain regions.

NEURESTOL                      A registered trademark of Endocon representing 17b-estradial within a subcutaneous delivery system for use in the
                               prevention of neurodegeneration.

NEUROCALC                      A trademark of the Company representing calcitriol for use in the prevention of neurodegeneration.

Neurodegeneration              Refers to degeneration or death of cells in the nervous
                               system.

Neuroendocrine                 Pertaining to the nervous and endocrine systems in anatomic or functional relationship.

Neuroendocrine aging           Refers to age-related changes in the neuroendocrine system.

Neurofibrillary tangles        Refers to thick, twisted bands of fibrous material which
  ("Tangles")                  deposits irregularly in the cytoplasm in degenerating
                               neurons.

ABPI-124                       The Company's working name for certain novel estrogens for use in the prevention of neurodegeneration.

Neurotransmitter               A chemical messenger responsible for transmitting signals
                               from sending to receiving neurons.

Osteoporosis                   A condition in which bone tissue is decreased, resulting in enlargement of marrow and decreased thickness of bone
                               cortex.

Parkinson's disease            A disease characterized by tremor and rigidity caused by
                               damage to pigmented brainstem nuclei.

Progesterone                   A steroid hormone secreted by the ovary which is essential for maintenance of pregnancy.

Prophylaxis                    A method of maintaining health or preventing disease.

Receptor                       A specific structure on a cell's surface to which a hormone or other interactive molecule binds to affect cellular
                               function in a specific way.

                         APOLLO BIOPHARMACEUTICS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                                 - I N D E X -

                                                                                                             PAGE
                                                                                                            NUMBER
                                                                                                          -----------

REPORT OF INDEPENDENT AUDITORS..........................................................................         F-2

BALANCE SHEETS..........................................................................................         F-3

STATEMENTS OF OPERATIONS................................................................................         F-4

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT).................................................         F-5

STATEMENTS OF CASH FLOWS................................................................................         F-6

NOTES TO FINANCIAL STATEMENTS...........................................................................         F-7

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Apollo BioPharmaceutics, Inc.
Cambridge, Massachusetts

        We have audited the accompanying balance sheet of Apollo BioPharmaceutics, Inc. (a development stage company) as at December 31, 1996 and December 31, 1995, and the related statements of operations, changes in stockholders' equity (deficit) and cash flows for each of the years in the two-year period ended December 31, 1996, and for the period from July 9, 1992 (inception) through December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements enumerated above present fairly, in all material respects, the financial position of Apollo BioPharmaceutics, Inc. at December 31, 1996 and December 31, 1995, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 1996, and for the period from July 9, 1992 (inception) through December 31, 1996 in conformity with generally accepted accounting principles.

                                           /s/ Richard A. Eisner & Company, LLP


Cambridge, Massachusetts
February 4, 1997
As to Note H,
March 26, 1997

                         APOLLO BIOPHARMACEUTICS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                                 BALANCE SHEETS

                                                                                        DECEMBER 31,
                                                                                ----------------------------
                                                                                    1995           1996
                                                                                -------------  -------------
                                                   ASSETS

Current assets:
  Cash and cash equivalents...................................................  $     246,721  $   1,254,250
Equipment, net of accumulated depreciation of $415 at
  December 31, 1996...........................................................                         3,736

Organization costs, net of accumulated amortization of $3,584 and $4,633 at
  December 31, 1995 and 1996, respectively (Note B)...........................          1,661            612
Deferred public offering costs................................................                       219,165
                                                                                -------------  -------------
      TOTAL...................................................................  $     248,382  $   1,477,763
                                                                                -------------  -------------
                                                                                -------------  -------------

                               LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable and accrued expenses.......................................  $     211,923  $     299,179
Notes payable (Note C)........................................................        204,400
Deferred credit (Note E)......................................................                       180,000

Commitments (Note E)

Stockholders' equity (deficit) (Note D):
  Preferred stock--$.01 par value; 1,000,000 shares authorized, none issued
  Common stock--$.02 par value; 20,000,000 shares authorized, 3,531,000 and
    4,216,063 shares issued at December 31, 1995 and 1996, respectively.......         70,620         84,321
  Additional paid-in capital..................................................      1,133,900      2,690,115
  Deficit accumulated during the development stage............................     (1,372,461)    (1,775,852)
                                                                                -------------  -------------
      Total stockholders' equity (deficit)....................................       (167,941)       998,584
                                                                                -------------  -------------
      TOTAL...................................................................  $     248,382  $   1,477,763
                                                                                -------------  -------------
                                                                                -------------  -------------

    Attention is directed to the accompanying notes to financial statements.

                         APOLLO BIOPHARMACEUTICS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF OPERATIONS

                                                                                                     JULY 9, 1992
                                                                                  YEAR ENDED          (INCEPTION)
                                                                              DECEMBER 31, 1996         THROUGH
                                                                           ------------------------  DECEMBER 31,
                                                                              1995         1996          1996
                                                                           -----------  -----------  -------------
Revenue:
  Licensing and option revenue (Note B[1])...............................  $        --  $   180,000  $     180,000
  Interest income........................................................        2,535       11,032         23,103
                                                                           -----------  -----------  -------------
      Total revenue......................................................        2,535      191,032        203,103
                                                                           -----------  -----------  -------------

Expenses:
  Research and development...............................................      131,842      199,516        666,354
  General and administrative.............................................      255,592      358,833      1,241,742
  Depreciation and amortization expense..................................        1,049        2,964          6,548
  Interest expense.......................................................       31,201       33,110         64,311
                                                                           -----------  -----------  -------------
      Total expenses.....................................................      419,684      594,423      1,978,955
                                                                           -----------  -----------  -------------

NET LOSS.................................................................  $  (417,149) $  (403,391) $  (1,775,852)
                                                                           -----------  -----------  -------------
                                                                           -----------  -----------  -------------

Net loss per share.......................................................  $      (.11) $      (.10)
                                                                           -----------  -----------
                                                                           -----------  -----------

Weighted average number of shares outstanding............................    3,784,623    4,185,555

    Attention is directed to the accompanying notes to financial statements.

                         APOLLO BIOPHARMACEUTICS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
            STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                                  DEFICIT
                                                              COMMON STOCK                      ACCUMULATED
                                                             $.02 PAR VALUE       ADDITIONAL      DURING
                                                          ---------------------    PAID-IN      DEVELOPMENT
                                                            SHARES     AMOUNT      CAPITAL         STAGE         TOTAL
                                                          ----------  ---------  ------------  -------------  -----------
Sale of common stock at $.07 per share from inception
  through December 31, 1992.............................     615,000  $  12,300  $     28,700                 $    41,000
Issuance of common stock for services at $.07 per share
  from inception through December 31, 1992..............      60,000      1,200         2,800                       4,000
Net loss for the year ended December 31, 1992...........                                       $     (77,972)     (77,972)
                                                          ----------  ---------  ------------  -------------  -----------
Balance--December 31, 1992..............................     675,000     13,500        31,500        (77,972)     (32,972)
Additional shares sold at $.07 per share................   1,200,000     24,000        56,000                      80,000
Shares issued for services at $.07
  per share.............................................     162,000      3,240         7,560                      10,800
Sale of common stock in connection with private
  placement of stock at $.67 per share..................     960,000     19,200       620,800                     640,000
Costs related to private placement......................                              (36,530)                    (36,530)
Shares issued for services at $.67 per share............       9,000        180         5,820                       6,000
Net loss for the year ended
  December 31, 1993.....................................                                            (354,333)    (354,333)
                                                          ----------  ---------  ------------  -------------  -----------
Balance--December 31, 1993..............................   3,006,000     60,120       685,150       (432,305)     312,965
Repurchase of common stock by the Company and
  cancellation of shares................................     (15,000)      (300)         (700)                     (1,000)
Common stock warrants issued in connection with notes
  payable...............................................                                6,750                       6,750
Net loss for the year ended December 31, 1994...........                                            (523,007)    (523,007)
                                                          ----------  ---------  ------------  -------------  -----------
Balance--December 31, 1994..............................   2,991,000     59,820       691,200       (955,312)    (204,292)
Sale of common stock at $.83 per share..................     540,000     10,800       439,200                     450,000
Costs of raising capital................................                              (12,250)                    (12,250)
Purchase (for $8,000) and resale
  (for $20,000) of 60,000 shares of common stock........                               12,000                      12,000
Common stock warrants issued in connection with notes
  payable...............................................                                3,750                       3,750
Net loss for the year ended December 31, 1995...........                                            (417,149)    (417,149)
                                                          ----------  ---------  ------------  -------------  -----------
Balance--December 31, 1995..............................   3,531,000     70,620     1,133,900     (1,372,461)    (167,941)
Shares issued for services at $1.00 per share...........      25,066        501        24,565                      25,066
Conversion of debt into common stock....................     210,000      4,200       201,700                     205,900
Sale of common stock in connection with private
  placement of stock at $2.33 per share.................     235,710      4,714       545,286                     550,000
Sale of common stock in connection with an agreement at
  $2.33 per share (Note E)..............................     214,287      4,286       495,714                     500,000
Common stock warrants issued (Note E)...................                              190,000                     190,000
Amount allocated to conversion privilege (Note E).......                              130,000                     130,000
Costs allocated to stock issued (Note E)................                              (31,050)                    (31,050)
Net loss for the year ended December 31, 1996...........                                            (403,391)    (403,391)
                                                          ----------  ---------  ------------  -------------  -----------
Balance--December 31, 1996..............................   4,216,063  $  84,321  $  2,690,115  $  (1,775,852) $   998,584
                                                          ----------  ---------  ------------  -------------  -----------
                                                          ----------  ---------  ------------  -------------  -----------

    Attention is directed to the accompanying notes to financial statements.

                         APOLLO BIOPHARMACEUTICS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF CASH FLOWS

                                                                                 YEAR ENDED          JULY 9, 1992
                                                                              DECEMBER 31, 1996       (INCEPTION)
                                                                          -------------------------     THROUGH
                                                                             1995          1996      DECEMBER 31,
                                                                          -----------  ------------  -------------
Cash flows from operating activities:
  Net loss..............................................................  $  (417,149) $   (403,391)  $(1,775,852)
  Adjustments to reconcile net loss to net cash (used in) operating activities:
    Depreciation and amortization.......................................        1,049         2,964         8,110
    Common stock issued for services rendered...........................                     25,066        45,866
    Organization costs..................................................                                   (5,245)
    Increase in accounts payable and accrued expenses...................      163,071        66,256       306,517
                                                                          -----------  ------------  -------------
      Net cash (used in) operating activities...........................     (253,029)     (309,105)   (1,420,604)
                                                                          -----------  ------------  -------------
Cash flows from investing activities:
  Purchase of equipment.................................................                     (4,151)       (4,151)
                                                                          -----------  ------------  -------------
Cash flows from financing activities:
  Sale of common stock..................................................      445,000     1,050,000     2,256,000
  Stock offering costs..................................................      (12,250)      (31,050)      (79,830)
  Repurchase of common stock............................................       (8,000)                     (9,000)
  Proceeds from notes payable...........................................       75,000                     210,000
  Proceeds from royalty purchase agreement (Note E).....................                    500,000       500,000
  Deferred public offering costs........................................                   (198,165)     (198,165)
                                                                          -----------  ------------  -------------
      Net cash provided by financing activities.........................      499,750     1,320,785     2,679,005
                                                                          -----------  ------------  -------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS....................      246,721     1,007,529     1,254,250

Cash and cash equivalents at beginning of period........................                    246,721
                                                                          -----------  ------------  -------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..............................  $   246,721  $  1,254,250   $ 1,254,250
                                                                          -----------  ------------  -------------
                                                                          -----------  ------------  -------------
Supplemental disclosures of cash flow information:
  Interest paid.........................................................       15,000  $     49,311        64,311
  Accounts payable converted into stock.................................       25,000                      25,000
  Notes payable converted to common stock...............................                    210,000       210,000

    Attention is directed to the accompanying notes to financial statements.

                         APOLLO BIOPHARMACEUTICS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

(NOTE A)--THE COMPANY:

        Apollo BioPharmaceutics, Inc. (formerly Apollo Genetics, Inc.) (the "Company"), was incorporated on July 9, 1992. The Company's objective is to develop biopharmaceutical products for deterring aspects of human aging.

        The Company is in the development stage and its efforts through December 31, 1996 have been principally devoted to organizational activities, raising capital and initial research and development activities. It does not expect commercial operations in the foreseeable future. The Company anticipates that it will need substantial additional financing to complete its research and to develop commercial products. The Company is endeavoring to obtain additional financing for the next phase of its research activities; however, there is no assurance that such financing can be obtained or that the Company's research will be successful.

        In December of 1996 the Company filed a registration statement with the Securities and Exchange Commission for the initial public offering of shares of the Company's common stock.

        During 1996, the Company amended its Certificate of Incorporation whereby, among other things, the following changes were effected:

    [1] The name of the Company was changed from Apollo Genetics, Inc. to Apollo BioPharmaceutics, Inc.

    [2] A reverse stock split of 1 for 3 1/3 shares of common stock and all securities of the Company convertible into common stock was made.

    [3] The number of authorized shares of the Company's preferred stock was reduced from 4,000,000 to 1,000,000 shares.

        All references to preferred stock, common stock, options, warrants and per share data have been restated to give effect to the above amendments to the Certificate of Incorporation.

(NOTE B)--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    [1] REVENUE RECOGNITION:

        Licensing and option fees are recognized when they are earned in accordance with the performance requirements and contractual terms of the underlying agreements. Licensing revenue represents amounts paid by companies for the use of or access to the Company's proprietary technology. Option revenue represents payments for the right to negotiate with the Company which may or may not result in a licensing or collaborative development agreement.

    [2] ORGANIZATION COSTS:

        The Company has capitalized certain costs, primarily legal expenses, related to its organization. These costs are being amortized by the straight-line method over five years.

    [3] PATENT AND LICENSING COSTS:

        As a result of research and development efforts conducted by the Company, it has received and applied for, and is in the process of applying for, a number of patents to protect proprietary inventions and

                         APOLLO BIOPHARMACEUTICS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(NOTE B)--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) licenses to use certain intellectual property. Costs incurred in connection with patent applications and licenses have been expensed as incurred and are reflected as general and administrative expenses.

    [4] USE OF ESTIMATES:

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

    [5] CASH AND CASH EQUIVALENTS:

        The Company considers all highly liquid investments with a maturity of three months or less, when acquired, to be cash equivalents.

    [6] LOSS PER SHARE:

        Loss per share is calculated based on the weighted average number of shares of common stock outstanding during the period. Pursuant to the requirements of the Securities and Exchange Commission, common shares, or other potentially dilutive instruments issued by the Company during the twelve months immediately preceding the expected initial filing of the registration statement for the Company's proposed initial public offering at prices below the expected public offering price have been included in the calculation as if they were outstanding for all periods presented.

        Assuming the conversion of the notes discussed in the last sentence of Note D as of January 1, 1995, there would have been no effect on the supplementary loss per share for any period presented.

    [7] RECENT PRONOUNCEMENT:

        The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). The Company has adopted the disclosure requirements of SFAS 123 during the Company's fiscal year ended December 31, 1996, but will account for its employee stock option plans under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," as permitted under SFAS 123.

(NOTE C)--NOTES PAYABLE:

        During 1994 and 1995, the Company issued $135,000 and $75,000 of 10% convertible notes payable, respectively. The conversion price of $1.00 per share was no less than the fair market value of the underlying stock at the time of the Company's issuance of the notes. The principal amount of the notes outstanding was $210,000 at December 31, 1995. During 1996, all $210,000 of the notes were converted into 210,000 shares of common stock. In conjunction with these notes, the Company issued warrants for the purchase of 210,000 shares of its common stock. The value assigned to the warrants, amounting to $10,500, has been accounted for as debt discount and was amortized over the period of time the notes were outstanding. The effective interest rate on the notes, including the debt discount, was approximately 12%. The warrants are more fully discussed in Note D[3].

                         APOLLO BIOPHARMACEUTICS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(NOTE D)--COMMON STOCK, OPTIONS AND WARRANTS:

    [1] COMMON STOCK:

        Through December 31, 1996, the Company has been financed primarily through the sale of common stock. Through December 31, 1996, of the 4,216,063 shares issued since inception, 3,959,997 were sold for cash and the remaining 256,066 shares were issued for payment of services rendered to the Company.

    [2] OPTION PLAN:

        The Company has a stock option plan that provides for the issuance of both incentive and nonqualified stock options. This plan provides for the granting of options to purchase not more than 600,000 shares of common stock. In 1996, the Company's Board of Directors also authorized the establishment of the 1996 Directors Stock Option Plan, and reserved 90,000 shares of the Company's common stock for issuance under the Plan. The exercise price of the incentive options cannot be less than the fair market value on the date of the grant, while the exercise price for the nonqualified and Directors plan options is determined by the option committee.

        Option activity for all plans through December 31, 1996 has been as follows:


                                                                                     WEIGHTED
                                                                                     AVERAGE
                                                                       NUMBER OF   OPTION PRICE
                                                                        SHARES      PER SHARE
                                                                      -----------  ------------

Balance--December 31, 1992..........................................      -0-          $-0-
Granted.............................................................      60,000       $.67
                                                                      -----------
Balance--December 31, 1993..........................................      60,000       $.67
Granted.............................................................     150,000       $.87
                                                                      -----------
Balance--December 31, 1994..........................................     210,000       $.81
Cancelled...........................................................     (90,000)      $.73
Granted.............................................................     180,000       $.83
                                                                      -----------
Balance--December 31, 1995..........................................     300,000       $.85
Granted.............................................................      72,000      $2.67
                                                                      -----------
Balance--December 31, 1996..........................................     372,000      $1.20
                                                                      -----------
                                                                      -----------



        At December 31, 1996, options to purchase 294,000 shares were exercisable at an average exercise price of $.97 per share at prices ranging from $.67 to $2.67 per share. The weighted-average contractual life is approximately 9 years.


        The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," but applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its plans. There was no compensation expense recognized in 1995 or 1996. If the Company had elected to recognize compensation cost for the plans based on the fair value at the

                         APOLLO BIOPHARMACEUTICS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(NOTE D)--COMMON STOCK, OPTIONS AND WARRANTS: (CONTINUED) grant date for awards under the plans, consistent with the method prescribed by SFAS No. 123, net loss per share would have been changed to the pro forma amounts indicated below:

                                      YEAR ENDED DECEMBER 31,
                                         1995         1996
                                      -----------  -----------
Net loss              As reported     $  (417,149) $  (403,391)
                      Pro forma       $  (445,999) $  (449,762)
Net loss per share    As reported     $      (.11) $      (.10)
                      Pro forma       $      (.12) $      (.11)

        The fair value of the Company's stock options used to compute pro forma net loss and net loss per share disclosures is the estimated present value at grant date using the Black-Scholes option-pricing model with the following weighted average assumptions for 1995 and 1996: dividend yield of 2.5%; expected volatility of 30%; a risk free interest rate of 7.5%; and an expected holding period of ten years.

        The weighted-average grant date fair value of options granted was $1.09 per share and $.41 per share for the years ended December 31, 1995 and 1996, respectively.

    [3] WARRANTS:

        In conjunction with the notes described in Note C, the Company issued warrants for the purchase of 210,000 shares of the Company's common stock. The warrants are exercisable until September 17, 1999 with respect to 135,000 warrants and until April 30, 2000 with respect to 75,000 warrants, all at the lower of $1.00 per share or the price per share of the common stock at the closing of the next offering of common stock with aggregate gross proceeds of at least $1,000,000. The number of shares which may be purchased upon the exercise of these warrants are subject to adjustment as provided in the warrant agreement for such events as stock splits and stock dividends.

        In conjunction with the Royalty Purchase Agreement described in Note E, the Company issued warrants for the purchase of 150,000 shares of the Company's common stock. The warrants are exercisable until November, 2003 at an exercise price of $2.33 per share with respect to 105,000 shares of Common Stock and an exercise price of $2.92 per share with respect to 45,000 shares of Common Stock. The value assigned to the warrants, amounting to $190,000, has been credited to additional paid-in capital. the number of shares which may be purchased upon the exercise of these warrants are subject to adjustment as provided in the warrant agreement for such events as stock splits and stock dividends.

(NOTE E)--COMMITMENTS:

    [1] LEASE:

        The Company is subleasing its facilities under a tenant-at-will agreement. Rent expense for the year ended December 31, 1995 and December 31, 1996 amounted to $5,850 and $12,430, respectively.

    [2] COLLABORATIVE AGREEMENTS:

        The Company has entered into various research, license, royalty and consulting agreements to support its research and development activities. These agreements generally expire over several future

                         APOLLO BIOPHARMACEUTICS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(NOTE E)--COMMITMENTS: (CONTINUED)
years. Amounts charged to operations in connection with these agreements for the year ended December 31, 1995 and 1996 amounted to approximately $55,000 and $106,000, respectively. The Company expects to increase its research and development expenses in future years.

        In 1996, Neuroscience Partners Limited Partnership ("NPLP"), a limited partnership of which MDS Associes-NeuroscienceInc. ("MDS") is the general partner, invested $500,000 in the Company in exchange for 214,287 shares of Common Stock on the same terms as the other purchasers of Common Stock in the Company's most recent private placement financing.

        Also in 1996, the Company entered into a Royalty Purchase Agreement with NPLP, pursuant to which NPLP agreed to provide an additional $500,000 (the "NPLP Development Financing") to the Company. In exchange for the NPLP Development Financing, the Company is obligated to pay NPLP royalties on sales of, and license fees and other revenues received by the Company in connection with, any products developed that relate to the use of estrogen in the treatment of chronic, neurodegenerative diseases. The Company's obligations to pay royalties cease when royalty payments reach certain aggregate amounts. In connection with the NPLP Development Financing, NPLP received warrants to purchase 150,000 shares of Common Stock. The warrants are more fully discussed in Note D[3]. All or any portion (not less than $150,000) of the aggregate amount of the NPLP Development Financing may be converted at any time at the option of MDS into shares of Common Stock at a conversion price equal to (i)with respect to 50% of the amount of the NPLP Development Financing, the lesser of (a) $2.92 and (b) the price per share of Common Stock reflected in the Company's most recent financing prior to any conversion and (ii) with respect to the remaining 50% of the amount of the NPLP Development Financing, the lesser of (a) $3.50 and (b) the price per share of the Common Stock reflected in the Company's most recent equity financing prior to any conversion. The value assigned to the conversion privilege, amounting to $130,000, has been credited to additional paid-in capital. The Royalty Purchase Agreement will continue until the later of (i) ten years from the date of first commercial sale of any product covered by the Agreement and (ii) the expiration of the last relevant patent right covered by the Agreement.The $500,000 received under the royalty purchase agreement was allocated as follows:

Royalty obligation.................  $180,000
Warrants...........................   190,000
Conversion privilege...............   130,000
                                     --------
    Total..........................  $500,000
                                     --------
                                     --------

        The amount allocated to the royalty obligation will be amortized into income over the period that the Company is obligated to pay such amounts under the agreement.

    [3] EMPLOYMENT AGREEMENT:

        The Company has entered into an employment agreement, which expires in November 1998, with its president which provides for a current annual salary of $130,000 and twelve months of severance pay. The agreement will automatically extend for additional two-year periods unless terminated by either party to the agreement.

                         APOLLO BIOPHARMACEUTICS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(NOTE F)--INCOME TAXES:

        Through January 1996, pursuant to the provisions of the Internal Revenue Code, the Company had been deferring all start-up costs because operations, as defined by the Code, had not commenced. In addition, the Company has elected to defer all research and development costs and amortize them over a five year period beginning with the commencement of business. Effective February 1996, the Company began generating revenue and commenced operations for tax purposes. Accordingly, for tax purposes, the Company is amortizing all start-up and research and development costs incurred through January, 1996 over 60 months and from February 1996 forward will expense operating costs as incurred while continuing to capitalize and amortize research and development costs incurred.

        At December 31, 1996, the Company had no current or deferred tax liability. It had deferred tax assets due to temporary differences and net operating loss carryforwards totaling approximately $650,000, all of which has been fully reserved since the likelihood of the realization of the benefits cannot be established. The temporary differences relate primarily to the deferral of the start-up costs and research and development costs noted above.

        The Internal Revenue Code contains provisions which may limit the net operating loss carryovers and built-in losses available for use in any given year if significant changes in ownership interest of the Company occur.

(NOTE G)--RELATED PARTY TRANSACTION:

        The Company has entered into a research and development agreement with a corporation in which the acting CEO of the corporation is also a Director of the Company and its Vice President of Business Development.


(NOTE H)--SUBSEQUENT EVENT:



        In connection with the Company's proposed initial public offering, on March 26, 1997, the Company agreed to purchase 42,857 shares of its common stock for an aggregate purchase price of $100,000, less the return of a placement fee of $5,000 previously paid in connection with the sale of such shares.

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--------------------------------------------------------------------------------

        NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    6
Use of Proceeds...........................................................   18
Dividend Policy...........................................................   18
Capitalization............................................................   19
Dilution..................................................................   20
Selected Financial Data...................................................   21
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   22
Business..................................................................   25
Management................................................................   41
Certain Transactions......................................................   46
Principal Stockholders....................................................   47
Description of Securities.................................................   49
Shares Eligible for Future Sale...........................................   53
Underwriting..............................................................   55
Legal Matters.............................................................   57
Experts...................................................................   57
Additional Information....................................................   57
Glossary of Technical Terms...............................................   58
Index to Financial Statements.............................................  F-1


                            ------------------------


        UNTIL APRIL 21, 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE SHARES OF COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                                1,200,000 UNITS

                                     [LOGO]

                             ---------------------


                                   PROSPECTUS
                                 MARCH 27, 1997
                             ---------------------


                       FIRST UNITED EQUITIES CORPORATION

                           FREDERICK & COMPANY, INC.


                            NUTMEG SECURITIES, LTD.


                         SHEPHERD FINANCIAL GROUP, INC.


                               SMITH, MOORE & CO.


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